Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No:  333-166225
November 24, 2010

NEW CENTURY BANK
99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

An Annual Meeting of the shareholders of New Century Bank (the “Bank”) will be held on Thursday, December 9, 2010, at the Crowne Plaza Hotel, 1741 Papermill Road, Reading, Pennsylvania, at 9:00 a.m. to vote on the following proposals:

1.	To elect three Class C directors of the Bank to serve a three-year term;
2.	To approve and ratify the New Century Bank Management Stock Purchase Plan;
3.	To approve and ratify the New Century Bank 2010 Stock Option Plan;
4.	To approve and ratify the New Century Bank Bonus Recognition and Retention Program;
5.
To approve the amendment and restatement of New Century Bank’s Articles of Incorporation to change the Bank’s name to Customers Bank, increase the number of authorized shares of the Bank’s common stock and designate the terms of Class B Non-Voting Common Stock; and

6.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010.

The board of directors has set the Record Date for the Annual Meeting as October 31, 2010.  Only holders of record of the Bank’s voting Common Stock at the close of business on that date can vote at the meeting.  As long as a quorum is present or represented at the Annual Meeting, the affirmative vote of a majority of the Bank’s voting Common Stock present, in person or by proxy is required to pass Proposals 2 through 6, and the candidates receiving the highest number of votes shall be elected under Proposal 1.  As of the Record Date, there were 17,102,234 shares of the Bank’s voting Common Stock outstanding.  While the Bank has shares of Class B Non-Voting Common Stock outstanding, those shares are not entitled to vote at nor receive notice of the meeting.  Therefore, in the accompanying proxy statement, any reference to "Common Stock" means the Bank’s voting Common Stock

The directors of the Bank unanimously believe that Proposals 1 through 6 are in the best interests of the Bank and its shareholders, and urge shareholders to vote “FOR” the election of all three directors in Proposal 1, and “FOR” each of Proposals 2 through 6.

Additionally, in accordance with Section 20.1 of its bylaws, the Bank has enclosed with this proxy statement its audited Annual Report for the fiscal year ended December 31, 2009, its unaudited quarterly financial statements for the fiscal quarter ended June 30, 2010, and unaudited balance sheet and income statement for the fiscal quarter ended September 30, 2010.  The Bank’s unaudited interim financial statements for the period ending September 30, 2010 will be available at the Annual Meeting, or once ready, at the Bank’s website – www.customersbank.com.  The Bank will also send a copy without charge to any shareholder who makes written request to Investor Relations, 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610.

By Order of the Board of Directors

Mailed on November 24, 2010

YOUR VOTE IS IMPORTANT, REGARDLESS OF HOW MANY SHARES YOU OWN.  WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM PROMPTLY IN THE ENCLOSED ENVELOPE.  IF YOU ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO, EVEN IF YOU TURN IN YOUR PROXY AT THIS TIME.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE FOR ANY PURPOSE BY GIVING WRITTEN NOTICE OF REVOCATION TO OUR CORPORATE SECRETARY AT OUR WYOMISSING OFFICE AT 1015 PENN AVE. SUITE 103, WYOMISSING, PENNSYLVANIA 19610. YOU MAY ALSO APPEAR IN PERSON AT THE ANNUAL MEETING AND ASK TO WITHDRAW YOUR PROXY PRIOR TO ITS USE FOR ANY PURPOSE AND THEN VOTE IN PERSON. A LATER DATED PROXY REVOKES AN EARLIER DATED PROXY.

TABLE OF CONTENTS

FREE WRITING PROSPECTUS LEGEND	I

INFORMATION REGARDING THE ANNUAL MEETING	1

COMMONLY USED TERMS	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1

Why am I receiving these proxy materials?	1

Who is entitled to vote at the meeting?	1

What am I being asked to vote on?	2

How many votes do I have?	2

What is a quorum?	2

What vote is required?	2

How do I vote?	3

What is cumulative voting and when does it occur?	3

What if I return a proxy card but do not make specific choices?	3

What if I receive more than one proxy card or voting instruction form?	4

Who will count the votes and how will my votes be counted?	4

Can I change my vote after I have sent you my proxy?	4

How may I communicate with the board of directors?	4

Who will bear the cost of soliciting proxies?	4

How can I find out the results of the voting at the meeting?	4

What is the recommendation of the board of directors?	4

Whom should I call if I have questions about the meeting?	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING PROPOSAL 1 ELECTION OF THREE CLASS C DIRECTORS OF THE BANK	9

PROPOSAL 2 APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN	11

PROPOSAL 3 APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN	14

PROPOSAL 4 APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK BONUS RECOGNITION AND RETENTION PLAN	17

EQUITY COMPENSATION PLANS	19

PROPOSAL 5 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE BANK’S ARTICLES OF INCORPORATION TO CHANGE THE BANK’S NAME TO CUSTOMERS BANK, INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE BANK’S COMMON STOCK AND DESIGNATE THE TERMS OF CLASS B NON-VOTING COMMON STOCK	20

General Description of the Amendment	20

Reasons for the Amendment	21

Stock Certificates	21

PROPOSAL 6 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22

Audit and Other Fees Paid to Independent Registered Public Accounting Firm	22

Audit Fees	22

Audit-Related Fees	22

Tax Fees	22

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm	22

NEW CENTURY BANK	23

History, Business, and Properties	23

Legal Proceedings	24

Management	25

OUR BOARD OF DIRECTORS AND MANAGEMENT	25

Executive Officers	27

BOARD GOVERNANCE	28

Information about our Board of Directors	28

Board Leadership Structure	28

Risk Oversight	28

Director Independence	29

Executive Committee	29

Nominating and Corporate Governance Committee	29

Director Nominations	29

Audit Committee	30

Compensation Committee	31

Risk Management Committee	32

Loan Committee	32

Director Attendance at Annual Meetings	32

EXECUTIVE COMPENSATION	32

Officer Employment Agreements	32

SUMMARY COMPENSATION TABLE	33

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS	35

Stock Option Grants in Connection with Recent Private Offerings	35

Equity Compensation Grants to Management	36

DIRECTOR COMPENSATION	36

DIRECTOR COMPENSATION TABLE (1)	36

EMPLOYEE BENEFITS	37

401(k) Retirement Savings and Profit Sharing Plan	37

Insurance	37

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer	37

Consideration of Risk	37

TRANSACTIONS WITH RELATED PARTIES	38

MARKET PRICE OF COMMON STOCK AND DIVIDENDS	39

Trading Market for Common Stock	39

Market Price of Common Stock	39

Dividends on Common Stock	40

WHERE YOU CAN FIND MORE INFORMATION	41

OTHER BUSINESS	41

NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN	ANNEX A
NEW CENTURY BANK 2010 STOCK OPTION PLAN	ANNEX B
NEW CENTURY BANK BONUS RECOGNITION AND RETENTION PLAN	ANNEX C
AMENDMENT TO ARTICLES OF INCORPORATION	ANNEX D

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with any other information.  This document may only be used where it is legal to sell these securities.

The information contained in this proxy statement is accurate only as of the date of this proxy statement, regardless of the time of delivery of this proxy statement or of any sale of securities.

FREE WRITING PROSPECTUS LEGEND

The Bank has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2010 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to New Century Bank d/b/a Customers Bank, Investor Relations, 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610, or calling (484) 923-2171.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.

I

PROXY STATEMENT

New Century Bank
99 Bridge Street
Phoenixville, Pennsylvania 19460

INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is being furnished to shareholders of New Century Bank in connection with the solicitation of your proxy to be used at the Annual Meeting of Shareholders to be held on December 9, 2010.  At the meeting, you will be asked to consider and vote to elect three Class C directors of New Century Bank to serve a three-year term, to approve and ratify the New Century Bank Management Stock Purchase Plan, to approve and ratify the New Century Bank 2010 Stock Option Plan, to approve and ratify the New Century Bank Bonus Recognition and Retention Plan, to approve the amendment and restatement of New Century Bank’s Articles of Incorporation to change the Bank’s name to Customers Bank, increase the number of authorized shares of the Bank’s common stock and designate the terms of Class B Non-Voting Common Stock, and to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of New Century Bank for the fiscal year ending December 31, 2010. A form of proxy card is enclosed separately.

COMMONLY USED TERMS

For purposes of this proxy statement, any references to the “Bank,” “we,” “us,” or “our” refer to New Century Bank, which is currently doing business under the trade name Customers Bank.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Bank is sending you this proxy statement and the accompanying proxy card because the board of directors of the Bank is soliciting your proxy to vote at the Annual Meeting.  You are invited to attend the meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign, and return the accompanying proxy card.

The Bank has mailed this proxy statement and the accompanying proxy card to all shareholders of record entitled to vote at the meeting.

Who is entitled to vote at the meeting?

To be able to vote, you must have been a beneficial owner or record holder of the Bank’s Voting Common Stock on October 31, 2010, the Record Date on which we determined shareholders entitled to notice of, and to vote at, the meeting (the “Record Date”).

Shareholder of Record:  Shares Registered in Your Name.  If, at the close of business on the Record Date, your shares of Voting Common Stock were registered directly in your name, then you are a shareholder of record.  As a shareholder of record you may vote in person at the meeting or by proxy.  Whether or not you plan to attend the meeting, we urge you to complete and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Bank, or Other Agent.  If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, or other agent.  The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the meeting.

As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Voting Common Stock in your account.  You are also invited to attend the meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are six matters scheduled for a vote at the meeting:

1.	To elect three Class C directors of the Bank to serve a three-year term;

2.	To approve and ratify the New Century Bank Management Stock Purchase Plan;

3.	To approve and ratify the New Century Bank 2010 Stock Option Plan;

4.	To approve and ratify the New Century Bank Bonus Recognition and Retention Program;

5.
To approve the amendment and restatement of New Century Bank’s Articles of Incorporation to change the Bank’s name to Customers Bank, increase the number of authorized shares of the Bank’s common stock and designate the terms of Class B Non-Voting Common Stock; and

6.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010.

The Bank’s board of directors recommends a vote “FOR” the Board of Director’s nominees identified in this proxy statement and “FOR” Proposals 2 through 6 above.

How many votes do I have?

Each holder of the Bank’s Voting Common Stock is entitled to one vote per share held.

What is a quorum?

For a proposal to be considered at the meeting, a quorum must be present.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter will constitute a quorum for purposes of considering such matter.  The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Abstentions and “broker non-votes” (that is, shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you are present at the meeting.  If there is no quorum, the chairperson of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date.

At any adjourned meeting at which a quorum is present in person or by proxy, any business may be transacted which might have been transacted at the original meeting if a quorum had been present.  If the meeting is twice adjourned for lack of a quorum, those present at the second of the adjourned meetings will constitute a quorum for the election of directors without regard to the other quorum requirements of the Bank’s articles, bylaws, or applicable law.

What vote is required?

For Proposal 1, if a quorum is present, the candidates receiving the highest number of votes shall be elected. See “What is cumulative voting and when does it occur?” at page 3 of this proxy statement for more information about cumulative voting. “Withheld” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election. Beneficial owners should note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. So we encourage you to provide instructions to your broker regarding the voting of your shares.

For Proposals 2 through 6, if a quorum is present, the affirmative vote of a majority of the stock having voting powers, present, in person or by proxy, is required to approve such proposals.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

How do I vote?

For any matter to be voted on except the election of directors, you may vote “For” or “Against” or abstain from voting.  For the election of directors, you may vote “FOR” or “Against” all director nominees or you may withhold authority to vote for one or more directors nominees. To withhold authority, or if you desire to cumulate your vote, follow the instructions on your proxy card. The procedures for voting are as follows.

Shareholder of Record:  Shares Registered in Your Name.  If you are a shareholder of record, you may vote in person at the meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.  In such case, notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy.

To vote in person, come to the meeting and we will give you a ballot when you arrive.

To vote by proxy, simply complete, sign, and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the meeting, we will vote your shares as you direct unless you revoke your proxy.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank, or Other Agent.  If your shares of the Bank’s Voting Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail.  Complete and mail the voting instruction card as instructed to ensure that your vote is counted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (that is, your brokerage firm, bank or other nominee) and bring it with you to the meeting.  We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.

What is cumulative voting and when does it occur?

Cumulative voting allows a shareholder to cast all of the shareholder’s votes for a single director or multiple directors. Pursuant to the Pennsylvania Banking Code, in each election of directors, every shareholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which the shareholder may be entitled by the total number of directors to be elected in the same election.  The shareholder may cast the whole number of such votes for one candidate, or the shareholder may distribute the votes among any two or more candidates. Cumulative votes may be cast for one director nominee or distributed among two or more director nominees. For example, if you owned 100 shares of the Bank’s Voting Common Stock as of the Record Date and three directors were being elected, you would have 300 votes (100 shares multiplied by three directors) to cast, in the entirety, among the three director positions.  You could cast all 300 votes for one director position, or you could allocate those 300 votes among the three director positions in any way you like, but you cannot cast more than a total of 300 votes across all director positions.

If you are present in person at the shareholder meeting, to engage in cumulative voting, you must notify a judge of election of your intention to cumulate votes before voting begins.  If you do this, a judge of elections will provide you with a special ballot to mark your cumulative votes.

If you sign and return a proxy for the meeting, you must mark on the proxy the number of votes you wish the proxies to cast for each candidate.  If you fail to show cumulative votes on your proxy, your proxies will cast an equal number of your votes for each director position.  If your proxy cumulative voting instructions are ambiguous, your proxies will have authority to cumulate and cast your votes in any manner consistent with your unambiguous instructions.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” each proposal listed on the proxy card and “FOR” each director nominated by the board of directors.  If any other matter is properly presented at the meeting, then one of the proxies named on the proxy card will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted.  Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned will be counted in the quorum and voted.

Who will count the votes and how will my votes be counted?

Votes will be counted by the judge of elections appointed for the Annual Meeting.  The judge of elections will count “FOR” and “AGAINST” votes for each proposal, and “FOR” and “WITHHELD” votes, as applicable, for each director nominee named on your proxy card.

Can I change my vote after I have sent you my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610; or

•
You may attend the meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy;  you must notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy).

If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them.

How may I communicate with the board of directors?

Please address any communications to the Bank’s board of directors, in writing to the Bank’s Corporate Secretary at 1015 Penn Ave., Wyomissing, Pennsylvania 19610.  The Corporate Secretary will relay shareholder communications to the board of directors or any individual director to whom communications are directed.

Who will bear the cost of soliciting proxies?

The Bank will bear the entire cost of the solicitation of proxies for the meeting, including the preparation, assembly, printing, and distribution of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners.  The Bank may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners.  The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by the Bank’s directors, officers, or employees.  No additional compensation will be paid to those individuals for any such services.

How can I find out the results of the voting at the meeting?

The voting results will be announced at the meeting.

What is the recommendation of the board of directors?

The Bank’s board of directors recommends a vote:

FOR The three nominees of the board of directors to become Class C directors of the Bank to serve a three year term;

FOR Proposal 2, to approve and ratify the New Century Bank Management Stock Purchase Plan;

FOR Proposal 3, to approve and ratify the New Century Bank 2010 Stock Option Plan;

FOR Proposal 4, to approve and ratify the New Century Bank Bonus Recognition and Retention Program;

FOR Proposal 5, to approve the amendment and restatement of New Century Bank’s Articles of Incorporation to change the Bank’s name to Customers Bank, increase the number of authorized shares of the Bank’s common stock and designate the terms of Class B Non-Voting Common Stock; and

FOR Proposal 6, to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ended December 31, 2010;

With respect to any other matter that properly comes before the meeting, the proxies will vote in accordance with their best judgment.  The Judge of Election for the meeting will be Ruth Hammers or, in her absence, one or more other individuals to be appointed in accordance with the Bank’s bylaws.

Unless you give other instructions on your proxy card, the persons named as proxies on your signed proxy card will vote in accordance with the recommendations of the Bank’s board of directors with respect to each of the proposals and the election of each director position, and in their discretion with respect to any other matter properly brought before the Annual Meeting.

Whom should I call if I have questions about the meeting?

You should contact Trudy Hackney, our Corporate Secretary, at (484) 359-7135 (for questions about the meeting).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 31, 2010, with respect to the beneficial ownership of each director, each beneficial owner known to us of more than five percent (5%) of our outstanding Voting Common Stock, executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner(4)	Voting Common Stock (1)		Exercisable Stock Options or Warrants to Purchase Voting Common Stock (9)		Percent of Class of Voting Common Stock (2)	Class B Non- Voting Common Stock		Exercisable Stock Options or Warrants to Purchase Class B Non-Voting Common Stock (10)	Percent of Class of Class B Non-Voting Common Stock (2)
Directors and Officers
Bhanu Choudhrie (13)	1, 606,058	(6)	97,129	(6)	9.19%	307,469	(6)	-	5.69%
John R. Miller	25,445		-		0.14%	-		-	0.00%
Kenneth B. Mumma	550,241	(5)	12,250	(11)	3.03%	-		-	0.00%
Daniel K. Rothermel	56,252		-		0.30%	-		-	0.00%
John J. Sickler	61,729	(7)	14,091	(8)	0.41%	-		-	0.00%
T. Lawrence Way	136,001		6,806		0.77%	-		-	0.00%
Steven J. Zuckerman	595,241		18,585		3.31%	-		-	0.00%
Jay S. Sidhu	285,716		834,350	(3)	6.04%	-		-	0.00%
Richard A. Ehst	-		-	(3)	-	-		-	0.00%
Thomas Brugger	-		-	(3)	-	-		-	0.00%
Robert Philips	3,636		4,500	(11)	0.04%	-		-	0.00%
James McKeighan 1322 Kulp Rd. Pottstown, PA 19465	2,708		7,500	(11)	0.06%	-		-	0.00%
All directors and executive officers as a group	3,323,027		995,211			307,469		-
Amberland Properties Limited (13)(14) 54/58 Athold Street Douglas, Isle of Man UK	1,606,058		97,129		9.19%	307,469		-	5.69%
Rodella Assets Inc. (13)(15) 50 Raffles Place Singapore	1,606,058		97,129		9.19%	307,469		-	5.69%
Scoggin Capital Management (12)(18) 660 Madison Ave, 20th Floor New York, NY 10065	789,601		51,678		4.54%	1,277,554		51,681	24.60%
Commerce Street Financial Partners, LP (13)(16) 1700 Pacific Ave Dallas, TX 75210	1,277,442		71,754		7.28%	508,289		-	9.41%
Firefly Value Partners, LP(13)(17) 551 Fifth Ave, 36th Floor New York, NY 10176	837,944		-		4.52%	1,241,219		95,711	24.75%
Marble Arch Partners Master Fund L.P.(13)(19) 645 Madison Ave New York, NY 10022	837,944		-		4.52%	1,076,220		95,710	21.69%

(1)
Based on information furnished by the respective individual and the share records of the Bank.  Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Beneficial ownership for each listed person as of October 31, 2010 includes shares issuable pursuant to warrants to purchase stock or pursuant to options held by such person which are exercisable within 60 days after October 31, 2010.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  Shares subject to warrants or options exercisable within 60 days of October 31, 2010 are deemed outstanding for purposes of computing the percentage of the person or group holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person or group.  The amounts listed in this column do not include shares purchasable pursuant to anti-dilution agreements.

(3)
Represents warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu pursuant to his employment agreement with the Bank, whereby Mr. Sidhu is entitled to the grant of warrants or stock options representing 10% of all equity issuances by the Bank, subject to certain conditions.  See “Officer Employment Agreements” on page 32 of this proxy statement.  The following options to purchase shares of the Bank’s Common Stock were excluded from the disclosures above as they were not exercisable within 60 days of October 31, 2010: for Mr. Sidhu – 1,381,262; Mr. Ehst – 207,189; and Mr. Brugger – 207,189.

(4)	Unless otherwise indicated, the address for each beneficial owner is c/o New Century Bank d/b/a Customers Bank, 1015 Penn Ave., Wyomissing, Pennsylvania 19610.

(5)	Includes 405,449 shares of Voting Common Stock held jointly with Mr. Mumma’s wife. Mr. Mumma has pledged 408,531 shares as security for an outstanding loan with a financial institution.

(6)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities through his company, Lewisburg Capital Limited.

(7)	Includes 51,783 shares of Voting Common Stock held jointly with Mr. Sickler’s wife.

(8)	Includes 5,000 warrants to purchase Voting Common Stock held jointly with Mr. Sickler’s wife.

(9)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Voting Common Stock in the Bank’s 2010 and 2009 private offering.

(10)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Class B Non-Voting Common Stock in the Bank’s 2010 private offering.

(11)
Includes 4,000 options issued to Mr. Philips, 6,000 options issued to Mr. Mumma, and 7,500 options issued to Mr. McKeighan under the 2004 Plan.  See “Equity Compensation Grants to Management” beginning on page 36 of this proxy statement.

(12)
Shares in this row are directly held by Scoggin Capital Management II LLC, Scoggin International Ltd., and Game Boy Partners LLC, each related to Scoggin Capital Management.  Each of these investors participated in the March 2010 private offering and is entitled to special contractual rights.

(13)	Signifies lead investor in the February 2010 private offering. Each such investor is entitled to special contractual rights.

(14)	Thomas P. Cherian may be deemed to have voting and dispositive power over the securities owned by Amberland Properties Limited.

(15)	Sumant Kapur may be deemed to have voting and dispositive power over the securities owned by Rodella Assets Inc.

(16)	Dorey Wiley, Manager of Commerce Street Financial Partners, GP, LLC may be deemed to have voting and dispositive power over the securities owned by Commerce Street Capital.

(17)
Ryan Heslop and Ariel Warszawski, both Managing Members of FVP GP, LLC, the general partner of FVP US-Q, LP and FVP Master Fund, L.P. may be deemed to have voting and dispositive power over the securities owned by FVP US-Q, LP and FVP Master Fund L.P.

(18)
Craig Effron and Curtis Schenker, Managers of Scoggin LLC may be deemed to have voting and dispositive power over the securities owned by Scoggin Capital Management II, LLC and Scoggin International Ltd.  Craig Effron and Curtis Schenker, Managers of Game Boy Partners LLC, may be deemed to have voting and dispositive power over the securities owned by Game Boy Partners, LLC.

(19)	Tim Jenkins, Member of Marble Arch Partners Master Fund L.P. may be deemed to have voting and dispositive power over the securities owned by Marble Arch Partners Master Fund L.P.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF THREE CLASS C DIRECTORS OF THE BANK

One of the purposes of the Annual Meeting is the election of three Class C directors to the Bank’s board of directors.  The following directors have been nominated by our board for election as directors to serve as follows:

Class C —Term to Expire in 2013:

1.         Kenneth B. Mumma

2.         Daniel K. Rothermel

3.         John R. Miller

Kenneth B. Mumma, Director and Chairman of the Executive Committee

Mr. Mumma is the former Chairman and CEO of the Bank who founded the Bank in 1997.  Prior to his joining the Bank, he was engaged in the private practice of law.  He is a graduate of Franklin & Marshall College and received his J.D. from Villanova School of Law.  He also received his certificate from the Central Atlantic School of Banking.  His strong civic commitment is demonstrated by his participation in a number of the area’s nonprofit organizations.

As one of the Bank’s original founders, Mr. Mumma brings to the board his entrepreneurial experience, keen strategic insights, institutional knowledge and deep commitment to our enterprise.

Daniel K. Rothermel, Director and Chairman of the Risk Management Committee

Mr. Rothermel has been the President and Chief Executive Officer of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania since 1989, and served over twenty years on the board of directors of Sovereign Bancorp and Sovereign Bank.  At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee.  He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as director of Sovereign Bank provide unique and valuable perspective to the board.

John R. Miller, Director

Mr. Miller has been a member of the Board of Trustees of Wilkes University since 1996, including a tenure as Chairman of the Board from 2005 to 2008.  He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006.  Mr. Miller served in various capacities as an accountant at KPMG, LLP, a global accounting, tax and advisory firm, from 1968 to January 2005, including a tenure as Vice Chairman from 1999 to 2004, as a member of the Board of Directors from 1993 to 1997, and as a member of the Management Committee from 1997 to 2004.  He was the Chairman of the United States Comptroller General’s Governmental Auditing Standards Advisory Council from 2001 to 2008.  He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to our nation’s heritage.  Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance and is registered as a certified public accountant in both Pennsylvania and New York.

Mr. Miller’s 36 years of experience at KPMG, LLP and 7 years as Chairman of the US Comptroller’s General Auditing Standards Advisory Council have given him valuable experience and insight into auditing, accounting and financial reporting, making him a valuable asset to our board.  If elected, Mr. Miller will be considered an independent member of the Bank’s board of directors, as independence for board members is defined under NASDAQ Rules.  It is not currently known on which committees Mr. Miller will serve for the Bank’s board of directors.

The persons named as proxies in the accompanying form of proxy card have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by validly executed proxies “FOR” the election of the nominees named above. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The board knows of no reason why the nominees will be unavailable or unable to serve as directors. We expect all nominees to be willing and able to serve as directors.

The three candidates receiving the highest number of votes shall be elected. Valid proxies solicited by the board will be voted “FOR” the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1
TO ELECT THREE CLASS C DIRECTORS OF THE BANK.

PROPOSAL 2
APPROVAL AND RATIFICATION OF THE
NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN

The New Century Bank Management Stock Purchase Plan (the “Management Stock Purchase Plan”) consists of a pool of 700,000 shares of Common Stock of the Bank, or any successor bank or holding company of the Bank, which may be offered for purchase by senior management personnel at a deeply-discounted purchase price of $1.00 per share during a short election period.  The Management Stock Purchase Plan provides flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation largely depends.  The Management Stock Purchase Plan promotes the success and enhances the value of the Bank, any future holding company of the Bank and their successors, by linking the personal interests of executive and senior management-level employees of the Bank to those of shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.

Summary Description of the Management Stock Purchase Plan

A copy of the Management Stock Purchase Plan is attached as Annex A to this proxy statement.  Please read the entire Management Stock Purchase Plan.  The following description is only a summary of the material terms of the Management Stock Purchase Plan.

1.
Number of Shares.  The aggregate number of shares of Common Stock of the Bank, or any successor bank or holding company of the Bank, reserved for grant under the Management Stock Purchase Plan is 700,000.

2.
Administration.  The Management Stock Purchase Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The Compensation Committee, or the full board if applicable, has the authority to determine which senior management personnel shall be granted the right to purchase shares under the Management Stock Purchase Plan, and to make decisions and interpretations necessary to administer the Management Stock Purchase Plan.

3.
Eligibility; Participation.  Employees holding executive and other senior management-level positions with the Bank are potentially eligible to receive offers under the  Management Stock Purchase Plan.  In making determinations, the Compensation Committee may consider the nature of services rendered by such individual, his or her present and potential contributions to the Bank’s success and such other factors as the Committee in its discretion deems relevant.  Subject to the provisions of the Management Stock Purchase Plan, the board may, from time to time select from among all eligible individuals to receive such grant and determine the nature and amount of each offer.

The shares to be granted to senior management individuals do not become vested unless and until there is a change in control of the Bank or the Bank completes an acquisition of another FDIC-insured institution, in either case within seven years of the date the shares are first offered to that individual for purchase, or upon the earlier death of the individual.  If a participant who acquires shares under this Management Stock Purchase Plan ceases to be employed by the Bank for any reason prior to satisfaction of the vesting conditions, the shares shall be redeemed by the Bank for $1.00 per share.

4.
Initial Participation.  Subject to shareholder approval of the Management Stock Purchase Plan, the Compensation Committee has authorized the award of 600,000 shares of the total shares eligible under the Management Stock Purchase Plan to the individuals and in the amounts set forth in “Awards Under the Management Stock Purchase Plan” on page 12 of this proxy statement.  The remaining 100,000 shares, plus any shares not purchased by the initial group of eligible individuals, may be allocated to individuals hired subsequent to the purchase of shares by the initial group.

5.
Interpretation.  The Compensation Committee’s interpretation of the Management Stock Purchase Plan, any offers granted under the Management Stock Purchase Plan, and all decisions and determinations by the Compensation Committee with respect to the Management Stock Purchase Plan shall be final, binding, and conclusive on all parties and any other persons claiming an interest in any offer under the Management Stock Purchase Plan.

6.	Term. Unless sooner terminated by the board, the Management Stock Purchase Plan terminates ten (10) years from the date the Management Stock Purchase Plan is approved by the shareholders of the Bank.

7.
Limits on Transfer.  Offers granted under the Management Stock Purchase Plan shall, by the Plan’s terms, not be transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or be subject to any lien, obligation, or liability of such participant to any other party other than the Bank.  However, the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any offer for any reason.

8.
Amendments.  The board may, from time to time, in its discretion, amend or supplement any provision of the Management Stock Purchase Plan, in whole or in part.  However, no amendment shall be made to modify the requirements for eligibility of participation, increase the maximum number of shares of stock for which offers may be granted, extend the term of the Management Stock Purchase Plan, or abolish the Compensation Committee without designating another committee to administer the Management Stock Purchase Plan.

Awards under the Management Stock Purchase Plan

In April 2010, the Compensation Committee approved the award of 620,000 shares of Common Stock under the Management Stock Purchase Plan for a purchase price of $1.00 per share, and subsequently approved the award of 20,000 as incentive for certain new employees of the Bank.  These awards are conditioned upon shareholder approval of the Management Stock Purchase Plan.  Because there is no active trading market for the Bank’s Common Stock, the Bank’s management believes that the market value of the shares for plan and tax purposes would be determined, absent other special circumstances or factors, according to the fully diluted tangible book value of the shares as of the date of the grant.  The acquisition of USA Bank on July 9, 2010 triggered the vesting of these awards at an aggregate value of $1.7 million, which was recognized in the third quarter of 2010.  This aggregate value was based on a per share fair value of $3.50, which was the per share price at which the Bank’s Common Stock was sold in a private transaction in July 2010.

Jay Sidhu, Chief Executive Officer	300,000
Richard Ehst, President and Chief Operating Officer	100,000
Thomas Brugger, Chief Financial Officer	100,000
Certain other members of senior management	140,000

Because awards under the Management Stock Purchase Plan are at the discretion of the Compensation Committee, the benefits to be received by or allocated to the named executive officers, which includes all current executive officers, and all employees (other than the current executive officers) as a group, with the exception of the above-listed awards, cannot be determined.

Federal Tax Consequences of the Management Stock Purchase Plan

The following is a summary of the principal federal tax consequences of the Management Stock Purchase Plan under the Internal Revenue Code of 1986, as amended (the “Code”), based on laws and regulations in effect on the date this proxy statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the Management Stock Purchase Plan.

In order to avoid adverse tax consequences under Section 409A of the Code, as amended, for those individuals granted the right to acquire such shares under the Management Stock Purchase Plan, the exercise period with respect to any grant must begin and end within the same calendar year.

Generally, although the shares may be purchased at a discount by the participants, there are no tax consequences to the participant or the Bank attributable to the participant’s mere purchase of the shares due to the vesting conditions.  Under the general rule, the value of the shares in excess of $1.00 will become taxable to the participant, and deductible by the Bank, at such time as the vesting conditions are satisfied, and the amount taxable and deductible will be based on the value of the shares at such time, rather than the value at the time of purchase.  The amount taxable to the participant will be treated as compensation and taxed at ordinary income tax rates.  The participant shall then take a tax basis in the shares equal to the value of the shares at the time of vesting, and his or her holding period will begin to run at that time for purposes of determining whether any future increase or decrease in value may be treated as short-term or long-term capital gains or losses, respectively.

Notwithstanding the general rule, a participant may make an election as described in Section 83(b) of the Code, known as an “83(b) election,” to be taxed on the value of the shares at the time of purchase in excess of $1.00.  A participant must make an 83(b) election in writing and deliver such writing to the Bank and to the Internal Revenue Service within thirty (30) days of the date of purchase of the shares.  A copy of the 83(b) election must be attached to the participant’s Federal income tax return for the year in which the election is made.  If an 83(b) election is made, the value of the shares at the time of purchase in excess of $1.00 will be taxable as compensation at ordinary income tax rates in the year of purchase.  In that instance, the participant must take a tax basis in the shares equal to the value of the shares at the time of purchase, and his or her holding period will begin to run at that time for purposes of determining whether any future increase or decrease in value may be treated as short-term or long-term capital gains or losses, respectively.

The amount treated as compensation for tax purposes, whether at the time of vesting or earlier in the case of an 83(b) election, are be reportable on the participant’s Form W-2 and are be subject to Federal income tax withholding and FICA and Medicare tax withholding, and are also subject to the Bank’s employer share of the FICA and Medicare tax.  To ensure that the Bank can comply with its tax withholding obligations, the Management Stock Purchase Plan provides that the participant’s vesting, or the purchase itself if the participant intends to make an 83(b) election, is subject to the further condition that the participant deliver sufficient cash to the Bank to satisfy the withholding obligation.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2 TO APPROVE AND RATIFY THE BANK MANAGEMENT STOCK PURCHASE MANAGEMENT STOCK PURCHASE PLAN

PROPOSAL 3
APPROVAL AND RATIFICATION OF THE
NEW CENTURY BANK 2010 STOCK OPTION PLAN

The New Century Bank 2010 Stock Option Plan (the “Stock Option Plan”) provides for the grant of stock options to management personnel, other employees of the Bank, and non-employee members of the board of directors.  The purpose of the Stock Option Plan is to promote the success and enhance the value of the Bank by linking the personal interest of employees, officers, executive and non-employee directors of the Bank to those of Bank shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Stock Option Plan is intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation largely depends.  The options can take the form of either tax-qualified incentive stock options under Section 422 of the Code (“ISOs”) or non-qualified stock options (“NQOs”), although only NQOs may be granted to non-employee directors.

Summary Description of the Stock Option Plan

A copy of the Stock Option Plan is attached as Annex B to this proxy statement.  Please read the entire Stock Option Plan.  The following description is only a summary of the material terms of the Stock Option Plan.

1.
Number of Shares.  The Stock Option Plan consists of a pool of the lesser of ten million (10,000,000) shares of Common Stock of the Bank (including Voting Common Stock and such other securities which may be substituted for Voting Common Stock in accordance with Article 8 of the Stock Option Plan), or any successor bank or holding company of the Bank, or fifteen percent (15%) of the number of shares of Common Stock and Class B Non-Voting Common Stock issued by the Bank, or any successor bank or holding company, in consideration of cash or other property after December 31, 2009.

2.
Administration.  The Stock Option Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The maximum number of shares underlying options granted to any single participant during a fiscal year of the Bank shall be six million six hundred sixty six thousand six hundred sixty seven (6,666,667) shares of Common Stock or Class B Non-Voting Common Stock.

3.
Eligibility; Participation.  All employees are potentially eligible to receive options under the Stock Option Plan.  In making determinations regarding the potential eligibility of any employee, the Compensation Committee may take into account the nature of the services rendered by such employee, his or her present and potential contributions to the Bank’s success and such other factors as the Compensation Committee in its discretion shall deem relevant.

4.	Awards. The Compensation Committee is authorized to grant stock options to participants subject to the following terms and conditions:

(i)
The exercise price per share of an option shall not be less than the fair market value of one share at the time the option is granted, and the term of an option shall not be longer than seven (7) years from the date of grant.

(ii)
In the case of a participant who owns stock representing more than 10% of the total combined voting power of the Bank at the time of the grant of an option to that participant, the option cannot qualify as an ISO unless the exercise price is at least 110% of the fair market value of the stock at the time of grant and the term is not longer than five years from the date of grant.  In addition, all options shall be subject to the following vesting and exercise restrictions:

a.
A participant shall have a vested right to exercise an option upon the first to occur of (A) the five (5) year anniversary of the capital raising transaction to which it relates, if applicable, (B) a change in control of the Bank, (C) the participant’s termination of employment without cause, (D) the participant’s death, or (E) such other event as the Committee shall specify in the option agreement as necessary to comply with the Bank’s obligations under an employment agreement with the participant.  All unvested options shall be forfeited upon the participant’s termination of employment for cause or as a result of his or her voluntary resignation from employment.

b.
Notwithstanding the achievement of a vested right to exercise pursuant to paragraph (1) above, an Option shall be exercisable only when (a) if the Stock under the Option is not listed on a national stock market or other national securities quotation system at the time the Option is granted, the “Fully Diluted Tangible Book Value” (as defined in the Stock Option Plan) of the Stock first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock per share as of the date of grant of the option, or, if after the date of grant the Stock under the Option becomes listed on a national stock market or other national securities quotation system, the Fair Market Value of the Stock per share first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock as of the date of grant of the option, or (b) if the Stock under the Option is listed on a national stock market or other national securities quotation system at the time the Option is granted, the trading price of such Stock as quoted by such stock market or quotation system equals or exceeds one hundred and fifty percent (150%) of the “Fair Market Value” (as defined in the Stock Option Plan) of the Stock per share as of the date of the grant of the option.

Subject to the above parameters, the Compensation Committee, or the full board if applicable, shall have the authority to determine which management employees, other employees and non-employee directors shall be granted options under the Stock Option Plan, the number of shares available for purchase under any participant’s option, whether an option is an ISO or an NQO, the terms and conditions of any option granted under the Stock Option Plan, and to make decisions and interpretations necessary to administer the Stock Option Plan.

The term of all options granted by the board may be no more than ten (10) years, subject to the five-year maximum term on any option that is intended to be an ISO that is granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Bank at the time of the grant.

5.
Interpretation.  The Compensation Committee’s interpretation of the Stock Option Plan, any offers granted under the Stock Option Plan, and all decisions and determinations by the Committee with respect to the Stock Option Plan shall be final, binding, and conclusive on all parties and any other persons claiming an interest in any offer under the Stock Option Plan.

6.
Term.  Unless sooner terminated by the board, the Stock Option Plan terminates ten (10) years from the date the Stock Option Plan is approved by the shareholders of the Bank.  The termination of the Stock Option Plan shall not affect any option that is outstanding on the termination date without the consent of the participant.

7.
Limits on Transfer.  Offers granted under the Stock Option Plan shall, by its terms, not be transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or be subject to any lien, obligation, or liability of such participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any offer for any reason.

8.
Amendments.  The board may, from time to time, in its discretion, amend or supplement any provision of the Stock Option Plan, in whole or in part; provided however, no amendment shall be made to modify the requirements for eligibility of participation, to increase the maximum number of shares of stock for which offers may be granted, to extend the term of the Stock Option Plan without shareholder approval, or to abolish the Compensation Committee without designating such other committee to administer the Stock Option Plan.

New Plan Benefits Table

Pursuant to the terms of their employment agreements, it is the intention of the Bank to issue options to purchase Common Stock or Class B Non-Voting Common Stock representing 10%, 1.5% and 1.5% to Messrs. Sidhu, Ehst and Brugger, respectively, of the outstanding shares of the Bank, or any successor bank or holding company, issued in connection with capital raising transactions, whether as direct offerings or in connection with acquisitions, until the Bank has raised an aggregate of $147.2 million beyond the $52.3 million in proceeds raised from the recent private offerings in February, March and July 2010.  See “EXECUTIVE COMPENSATION - Officer Employment Agreements,” at page 32.  Subject to the foregoing, awards under the Stock Option Plan are at the discretion of the Compensation Committee, and the benefits to be received by or allocated to the named executive officers, which includes all current executive officers, and all employees (other than the current executive officers) as a group, cannot be determined.

The below table represents the number of options to purchase shares of Common Stock of the Bank that would have been awarded to Messrs. Sidhu, Ehst and Brugger had their employment agreements and this Stock Option Plan been in effect in 2009.

Name and Position	Dollar Value ($)(1)	Number of Options
Jay Sidhu Chairman and CEO	$1,420,605	1,381,262
Richard Ehst President and COO	$213,091	207,189
Thomas Brugger Chief Financial Officer	$213,091	207,189

(1)  Calculated at the grant date fair  value of the shares of Common Stock underlying such options in accordance with the Black-Scholes option model.

Awards Under the Stock Option Plan

In relation to the Bank’s intentions described above under “New Plan Benefits Table,” the Bank authorized in April 2010 and July 2010 the grant, subject to shareholder approval of the Stock Option Plan, of the following NQO’s under the Stock Option Plan:

		Strike	Option	Vesting
Employee	Shares	Price	Expiration	Date (1)
Jay Sidhu	1,381,262	$3.25 to 3.50	4/6/17 to 7/14/17	4/6/15 to 7/17/15
Thomas Brugger	207,189	3.25 to 3.50	4/6/17 to 7/14/17	4/6/15 to 7/17/15
Richard Ehst	207,189	3.25 to 3.50	4/6/17 to 7/30/17	4/6/15 to 7/17/15
Certain other members of senior management	135,000	3.25 to 3.50	4/6/17 to 7/30/17	4/6/15 to 7/30/17

(1)  These NQO’s will become exercisable only when (a) if the stock underlying the NQO’s is not listed on a national stock market or other national securities quotation system at the time, the fully diluted tangible book value (as calculated pursuant to the Stock Option Plan) equals or exceeds $4.90 per share, or (b) if the stock underlying the NQO’s is listed on a national stock market or other national securities quotation system, the trading price of such stock as quoted by such stock market or quotation system equals or exceeds $4.90 per share.

Federal Tax Consequences of the Stock Option Plan

The following is a summary of the principal federal tax consequences of the Stock Option Plan under the Code, based on laws and regulation in effect on the date this proxy statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the Stock Option Plan.

A participant does not realize taxable income upon the grant of an option, whether the option is an ISO or an NQO, but beyond that there are differences in the tax treatment of ISOs and NQOs.

If the option qualifies as an ISO, the participant does not realize taxable income upon exercise of the option (except for purposes of the alternative minimum tax). The maximum value of shares of Common Stock (measured at the time of the award) subject to ISOs granted to any participant which can become exercisable in any calendar year is $100,000.  Provided the participant holds the Common Stock for at least one year and until the end of the two-year period from the date the option was awarded, the gain or loss upon the sale of the Common Stock will be treated as capital gain or loss.  If the participant sells the stock before satisfying both of these holding period requirements, this is known as a “disqualifying disposition.”  In the event of a disqualifying disposition, the lesser of (1) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, or (2) the excess (if any) of the fair market value of the Common Stock at the time of sale over the exercise price will be taxable to the participant as ordinary income.  The Bank will not be entitled to any tax deduction in connection with an ISO, except that it will be entitled to a deduction equal to the amount that is taxable to the participant as ordinary income as a result of a disqualifying disposition.

If an option is an NQO, the participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of the Bank’s Common Stock at the time of exercise over the exercise price, and the Bank will be entitled to a tax deduction for the same amount.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 3 TO
APPROVE AND RATIFY THE NEW CENTURY BANK 2010 STOCK OPTION STOCK OPTION PLAN

PROPOSAL 4
APPROVAL AND RATIFICATION OF THE
NEW CENTURY BANK BONUS RECOGNITION AND RETENTION PLAN

The New Century Bank Bonus Recognition and Retention Plan (the “Bonus Plan”) is intended to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank.   Participants in the Bonus Plan may elect to defer between twenty five and fifty percent (25% and 50%) of the bonus granted to them in a given year, and the Bank will allocate shares of common stock equal to the value of the deferred bonus, plus a matching contribution, to an annual deferral account established for these purposes.  Deferral benefits under the Bonus Plan will be available for bonuses earned on and after January 1, 2011.

Summary Description of the Bonus Plan

A copy of the Bonus Plan is attached as Annex C to this proxy statement.  Please read the entire Bonus Plan.  The following description is only a summary of the material terms of the Bonus Plan.

1.
Eligibility/Enrollment.  Participation in the Bonus Plan is limited to a select group of management and highly compensated employees selected by the compensation committee of the board of directors in its sole discretion.  Each employee selected for participation in the Bonus Plan must file an irrevocable election to defer receipt of a portion of his or her bonus for a given calendar year no later than December 31 prior to the calendar year in which the bonus may be earned.  If an employee is hired during a Bonus Plan year and is designated eligible to participate for such year, the employee may file the election within 30 days of employment.  Each eligible employee must file a new election for each year for which he or she desires to defer receipt of a portion of his or her bonus.

2.	Administration. The Bonus Plan is administered by the compensation committee of the board of directors or, in certain cases, by the full board of directors.

3.
Bonus Plan Contributions.  A participant may elect to defer between 25% and 50% of his or her bonus.  The Bank will allocate shares of its Common Stock equal in value to the deferred bonus to an unfunded account established on the books of the company.  The Bank will also allocate to this account a matching amount of such shares equal to 100% of a participant’s deferred bonus amount.

If a participant elects to defer a portion of his or her bonus and his or her employment is subsequently terminated prior to the date bonuses are paid for the relevant year because of death, disability, or involuntary termination other than a “for cause,” or a “change in control” occurs, and the participant is eligible for a bonus notwithstanding the termination or “change in control,” then the bonus and the related matching amount will be distributed to the individual in (i) cash, or (ii) shares of Common Stock of equivalent fair market value, at the compensation committee’s election, within 60 days following the date bonuses are paid in that year.

4.
Annual Deferral Account.  The Bank will establish the accounts referenced above for each Bonus Plan year in which an individual participates in the Bonus Plan.  No trust or other segregated fund will be established to hold the amounts described above; rather, shares of Common Stock allocated to these accounts only reflect the notional investment of a participant’s deferred bonus and matching amounts.  If a cash dividend is paid with respect to the Bank’s Common Stock, each account will be adjusted to reflect the notional reinvestment of such dividend in additional shares of Common Stock as if the amount of the dividend had been paid on that number of shares then allocated to the account.  Similarly, if a stock dividend is paid with respect to the Bank’s Common Stock, each account will be increased by that number of additional shares of Common Stock which would have been paid on that number of shares then allocated to the account.

5.
Vesting.  A participant becomes 100% vested in his or her account on the fifth anniversary date of the initial allocations to the account, provided the participant remains continuously employed by the Bank.  A participant’s account may also become fully vested notwithstanding the five year vesting period in the following circumstances:

(i)	the death of the participant or termination of the participant’s employment by reason of disability;

(ii)	the retirement of the participant;

(iii)	upon the occurrence of a “change in control” of the Bank; or

(iv)	involuntary termination of the participant, other than a “for cause” termination;

If the participant is terminated for cause or voluntarily terminates his or her employment prior to becoming 100% vested, he or she forfeits the balance in the non-vested account.

6.
Distribution.  The vested portion of an account will be paid to the participant within 90 days following an event that occasions a distribution.  Each of the following is an event occasioning a distribution:

(i)	if a participant elects to have the vested balance in one of his or her accounts paid upon 100% vesting, the event is the fifth anniversary of the initial funding of such account;

(ii)
if a participant elects to have the vested balance in one of his or her accounts paid upon termination of employment and his or her employment is terminated after becoming 100% vested in the account, the event is the date of termination of his or her employment;

(iii)	if a participant dies or his or her employment terminates by reason of disability, the event is the date of termination of his or her employment;

(iv)	if a participant retires, the event is the date of retirement;

(v)
if a participant elects to have the vested balance in one of his or her accounts paid upon 100% vesting and a “change in control” occurs, the event generally is the date of the “change in control”; and

(vi)
if a participant elects to have the vested balance in one of his or her accounts paid upon termination of employment and his or her employment is terminated after having previously become 100% vested by reason of a “change in control”, the event is the date of termination of employment.

All Bonus Plan distributions are made in one lump sum in shares of Common Stock of the Bank, net of that number of shares having a value equal to the minimum amount of federal, state and local taxes required to be withheld.

7.	Status of Participants as Creditors. Participants are general unsecured creditors of the Bank with respect to their benefits, and they have no right to or interest in any specific asset of the Bank.

8.
Binding Effect of Committee Actions and Determinations.  Any action taken or determination made by the compensation committee of the board of directors is final and binding on the person affected; provided, however, that, prior to taking any action or making any determination that may be adverse, in whole or in part, to any person, the compensation committee shall accord such person the right to be heard with respect to such matter.

9.
Amendment and Termination.  The Bonus Plan may be amended from time to time and may be terminated at any time by appropriate action of the board of directors; provided, however, that no such action shall be taken which (i) would adversely affect the rights of Bonus Plan participants with respect to their accounts, or (ii) requires shareholder approval under applicable law until such approval is secured.

Federal Tax Consequences of the Bonus Plan

The Bonus Plan is a nonqualified deferred compensation plan for federal tax purposes.  The value of a participant's account will be subject to FICA tax, both the employee and employer portions, at the time that the account becomes vested.  The fair market value of shares of Common Stock distributed from the account will be subject to federal income tax, and income tax withholding associated therewith, when the shares are distributed to the participant (including the fair market value of any shares withheld to cover the withholding taxes).  The Bank will be entitled to a federal income tax deduction equal to the fair market value of shares of Common Stock distributed to a participant when those shares are distributed (including the fair market value of any shares withheld to cover the withholding taxes).

EQUITY COMPENSATION PLANS

The following table provides certain summary information as of October 31, 2010 concerning the Bank’s compensation plans (including individual compensation arrangements) under which shares of the Bank’s Common Stock may be issued.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(#)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights($)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In The First Column)(#)
Equity Compensation Plans Approved By Security Holders (1)	28,850 (1)	$10.62	200,000(2)

Equity Compensation Plans Not Approved By Security Holders	2,774,081(3)	$3.34	-(4)

(1)	Includes shares of the Bank’s Common Stock that may be issued upon the exercise of awards granted under the 2004 Plan.

(2)	Includes shares of the Bank’s Common Stock underlying awards that may be granted under the 2004 Plan.

(3)
Includes 834,350 shares of the Bank’s Common Stock that may be issued to Mr. Sidhu upon the exercise of warrants granted under an agreement between the Bank and Mr. Sidhu in connection with the Bank’s 2009 and 2010 private offerings, and 9,091 shares of the Bank’s Common Stock that may be issued to Mr. Sickler upon the exercise of warrants granted in connection with Mr. Sickler’s service as interim Chairman of the board of directors of the Bank from January to June 2009.

(4)
This amount does not include securities available for future issuance under the Management Stock Purchase Plan, the Stock Option Plan or the Bonus Plan, each of which is being submitted for shareholder approval at the Annual Meeting.

PROPOSAL 5
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE BANK’S
ARTICLES OF INCORPORATION TO
CHANGE THE BANK’S NAME TO CUSTOMERS BANK,
INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE BANK’S COMMON STOCK
AND DESIGNATE THE TERMS OF CLASS B NON-VOTING COMMON STOCK

General Description of the Amendment

The proposed amendment and restatement of the Bank’s Articles of Incorporation  (the “Amendment”) would amend Articles I, III and IV to change the name of the Bank to Customers Bank, increase the number of shares of common stock the Bank is authorized to issue to an aggregate of 100,000,000 shares of common stock, par value $1.00 per share, broken down into categories of Voting and Class B Non-Voting as set forth in the below chart, and designate the terms of the Class B Non-Voting Common Stock.

COMMON STOCK AUTHORIZATION IN CURRENT ARTICLES OF INCORPORATION	COMMON STOCK AUTHORIZATION IN PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

40,000,000 shares of Voting Common Stock, par value $1.00 per share	75,000,000 shares of Voting Common Stock, par value $1.00 per share

500,000 shares of Nonvoting Common Stock, par value $1.00 per share	25,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share

If the Amendment is approved by shareholders, the newly authorized shares of Voting Common Stock will, upon issuance, have all of the rights and privileges of Voting Common Stock presently authorized.  Voting Common Stock does not currently have preemptive or similar rights associated with it that would allow holders to subscribe for or purchase additional shares of Voting Common Stock that we may issue in the future.  Therefore, future issuances of Voting Common Stock, other than issuances on a pro rata basis to all shareholders, would reduce each shareholder’s proportionate interest in the Bank.

If the Amendment is approved by shareholders, the Class B Non-Voting Common Stock will, upon issuance, have all of the rights and privileges presently authorized in the Statement of Designations for such stock that was filed with the Secretary of the Commonwealth on January 7, 2010.  That is, the rights and privileges of Class B Non-Voting Common Stock will be identical to those of the Voting Common Stock except that the Class B Non-Voting Common Stock will possess no voting power and will have no right to participate in any meeting of shareholders or to have notice thereof unless required by applicable law or in an action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to a modification of the terms of the stock or a dissolution.  The rights and privileges associated with the Class B Non-Voting Common Stock will be set forth in Article IV of the Articles of Incorporation, as amended and restated by the Amendment.

The Amendment will also authorize the Bank’s board of directors to change the allocation of authorized common stock in its discretion, such that the board may, at any time, without further approval by the shareholders of the Bank, increase the number of authorized shares of Voting Common Stock by the number of authorized but unissued shares of Class B Non-Voting Common Stock, and the board may increase the number of authorized shares of Class B Non-Voting Common Stock by the number of authorized but unissued shares of Voting Common Stock.

Proposal

The form of proposed Amendment to the Articles of Incorporation, prepared in accordance with the requirements of Chapter 15 of the Pennsylvania Banking Code of 1965, is attached hereto as Annex D. If Proposal 5 is approved by the shareholders, the Amendment will become effective upon filing with the Secretary of the Commonwealth of Pennsylvania, which we expect to occur promptly after the Annual Meeting or any adjournment thereof.  The text of the Amendment may vary, however, for such changes that are consistent with this proposal that we may deem necessary or appropriate.

Reasons for the Amendment

Name Change
The name “New Century” characterized the Bank from its inception as a locally oriented and socially responsible institution in accord with the vision of its founders.  However, like-named financial institutions have recently failed or suffered severe and very public financial setbacks beginning in 2009 with the federal suit against a defunct subprime lender, and continuing into 2010 with the failure of the New Century Bank in Chicago, Illinois.  Bank management has fielded inquiries from concerned members of the public regarding the Bank’s association with these troubled entities, and in April 2010, the Bank announced its intention to adopt a new trade name to more accurately reflect its mission.  That mission is to provide attractive rates and an entirely new level of highly personalized service and convenience believed superior to that of any other bank in this region.  The Bank discontinued use of the name it had first chosen, following a court ruling that there was potential for confusion with the title of a local competitor’s checking account. The name “Customers Bank” conveys specifically the customer-focused strategic direction of the Bank.

Increase in Authorized Shares
The Bank’s board of directors believes that the current number of authorized shares does not give the Bank flexibility to issue common stock to raise capital, engage in future acquisitions, or for general corporate purposes to the degree that may be in the best interest of the Bank.  In particular, if the board determines that it would be appropriate to issue common stock to raise capital, engage in future acquisitions, or to declare a dividend or stock split, the current number of unissued authorized shares might not be enough to complete such a transaction.  Although we cannot guarantee that any future common stock issuances, acquisitions, dividends or splits will occur, the board believes that the proposed increase in the number of authorized shares will provide the Bank with the flexibility necessary to issue shares in connection with such transactions without incurring the expense of convening a special shareholders meeting or the delay of waiting until the Bank’s next annual meeting.

If this Amendment is approved by shareholders, all authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the board, including issuances to raise capital.

An increase in the authorized number of shares of common stock could have an anti-takeover effect.  If we issue additional shares in the future, such an issuance could dilute the voting power of a person seeking control of the Bank, thereby making an attempt to acquire control of the Bank more difficult or expensive.  Neither the board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of the Bank; in addition, we are not presenting this proposal with the intent that it be used as an anti-takeover device.

The board of directors believes an Amendment to the Articles of Incorporation officially changing the Bank’s name to “Customers Bank” and increasing the number of authorized shares of the Bank’s common stock is in the best interests of the shareholders.

Stock Certificates

If the Amendment is approved by shareholders, registered shareholders are not required to surrender their current stock certificates that are issued in the name New Century Bank for new stock certificates issued in the name of Customers Bank. Stock certificates issued in the name of New Century Bank will continue to entitle registered shareholders to all of the rights and privileges as a shareholder and may be freely transferred subject to any applicable laws or regulations.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 5 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE BANK’S ARTICLES OF INCORPORATION TO CHANGE THE BANK’S NAME TO CUSTOMERS BANK, INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE BANK’S COMMON STOCK AND DESIGNATE THE TERMS OF CLASS B NON-VOTING COMMON STOCK.

PROPOSAL 6
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected ParenteBeard LLC (“ParenteBeard”) to serve as the Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  ParenteBeard or its predecessor has been the Bank’s independent public accounting firm since 1997.  The Bank has been advised by ParenteBeard that neither it nor any member thereof has any financial interest, direct or indirect, in the Bank or any of its affiliates, in any capacity.  One or more representatives of ParenteBeard is expected to be present at this year’s Annual Meeting with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm’s examination of the Bank’s financial statements and records for the fiscal year ended December 31, 2009.

Although the submission of the appointment of ParenteBeard is not required by the Bank’s bylaws, the board is submitting it to the shareholders to ascertain their views.  If the shareholders do not ratify the appointment, we will not be bound to seek other independent registered public accountant for 2010, but the selection of other independent registered public accounting firms will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by ParenteBeard for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008.

Services Rendered	Fiscal 2009	Fiscal 2008
Audit Fees	$101,944	$51,938
Audit-Related Fees	$82,042	$10,859
Tax Fees	$9,360	$10,115
All Other Fees	--	--
Total	$193,346	$72,912

Audit Fees

The audit fees for fiscal years 2009 and 2008 were billed for professional services rendered for the audit of the Bank’s annual financial statements.  The increase in audit fees from 2008 to 2009 were primarily due to additional audit procedures conducted in relation to the Bank’s private offerings of securities, the addition of the warehouse lending division, and additional audit procedures performed to comply with auditing standards of the Public Company Accounting Oversight Board.

Audit-Related Fees

The audit-related fees consisted principally of fees related to the Bank’s private offerings of securities in 2009, and various research, consultation and discussions in 2009 and 2008.

Tax Fees

Tax fees for fiscal years 2009 and 2008 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 6 TO RATIFY THE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NEW CENTURY BANK

History, Business, and Properties

History

The Bank was incorporated on March 25, 1994 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank and member of the Federal Reserve System.  The Bank commenced operations on June 26, 1997.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  As of September 30, 2010, the Bank had total assets of $1.0 billion and total deposits of $904.3 million.

The Bank’s Corporate Headquarters and a full service branch are located at 99 Bridge Street, Phoenixville, Chester County, PA 19460.  The main telephone number is (610) 933-2000.

The Bank has not undergone bankruptcy, receivership or any similar proceedings.  There have been no material re-classifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of business.

In September 2010, the Bank adopted the trade name Customers Bank.  Proposal 5 set forth in this proxy statement seeks shareholder approval to amend the Bank’s Articles of Incorporation to change the name of the Bank to Customers Bank.

The Bank has filed a registration statement on Form S-1 with the SEC (“S-1”) pursuant to which, once declared effective, the Bank will seek shareholder approval to reorganize into a bank holding company structure whereby all of the current shareholders of the Bank will become shareholders of the holding company, and the Bank will become a wholly owned subsidiary of the holding company.  The transaction, if approved by shareholders of the Bank, will involve several steps including, among others, an application to applicable bank regulators for permission to form interim bank as a merger subsidiary into which the Bank can merge in order to become a wholly owned subsidiary of the holding company, applications to applicable bank regulators for permission for the Bank to merge into the merger subsidiary in accordance with a Plan of Merger and Reorganization, the exchange at a ratio of three-to-one of outstanding shares of the Bank’s Voting Common Stock and Class B Non-Voting Common Stock for shares of the holding company’s Voting Common Stock and Class B Non-Voting Common Stock, and the exchange of outstanding warrants and options to purchase shares of the Bank’s Voting Common Stock for warrants or options, respectively, to purchase shares of the holding company’s Voting Common Stock.

Business

Through the Bank’s nine branches in Bucks, Berks, Chester and Delaware Counties, Pennsylvania, the Bank provides a full range of financial products and services to small businesses, professionals and individuals on the “Main Line” and in Philadelphia suburbs.  In connection with our recent FDIC-assisted acquisitions of USA Bank and ISN Bank, we acquired additional branches in Port Chester, New York and Cherry Hill, New Jersey.  The Port Chester branch is operated by our USA Bank division, and provides our full range of financial products and services to Greenwich, Connecticut, Port Chester & Rye communities of New York.  The Cherry Hill branch is operated by our ISN Bank division and provides our full range of financial products and services to individuals located in Camden County.

On August 24, 2010, the Bank entered into a definitive agreement to acquire Reading, PA based Berkshire Bancorp (“Berkshire”) and its subsidiary Berkshire Bank.  Berkshire is a $150 million bank holding company with 5 offices in the Reading, PA market.  The consideration for this deal will be Voting Common Stock of the proposed holding company, valued at tangible book value at the month end prior to closing.  The acquisition of Berkshire is intended to occur simultaneously with the Bank’s proposed reorganization into a holding company structure, and shareholder approval of the acquisition will be sought pursuant to the S-1.

The Bank competes with other financial institutions for deposit and loan business.  Competitors include other commercial banks, savings banks, savings and loan associations, insurance companies, securities brokerage firms, credit unions, finance companies, mutual funds, money market funds, and certain government agencies.  Financial institutions compete principally on the quality of the services rendered, interest rates offered on deposit products, interest rates charged on loans, fees and service charges, the convenience of banking office locations and hours of operation, and in the consideration of larger commercial borrowers, lending limits.

Many of these competitors are significantly larger than the Bank, and have significantly greater financial resources, personnel and locations from which to conduct business.  In addition, the Bank is subject to regulation, while certain of its competitors are not.  Non-regulated companies face relatively few barriers to entry into the financial services industry.  The Bank’s larger competitors enjoy greater name recognition and greater resources to finance wide ranging advertising campaigns.  The Bank competes for business principally on the basis of high quality, personal service to customers, customer access to the Bank’s decision makers, and competitive interest and fee structure.  The Bank also strives to provide maximum convenience of access to services by employing innovative delivery vehicles such as internet banking, and convenience of availability of banking representatives.

The Bank believes that it is able to compete effectively with its competitors owing to its responsive approach to the provision of personalized and convenient service, developed by a management which is closely attuned to the Bank’s market area and customer base.

As of September 30, 2010, the Bank had 123 full time and 3 part time employees.

Properties

The Bank leases its corporate headquarters and a full service branch, which are located in a freestanding building at 99 Bridge St., Phoenixville, Chester County, PA 19460, wherein the Bank leases approximately 15,298 square feet on 2 floors.  The lease on this location expires in 2022.

The Bank leases office space totaling 8,000 square feet at 1015 Penn Avenue, Wyomissing, Pennsylvania which comprises the intended corporate headquarters of the holding company and a full service branch expected to open in mid-2010. The lease on this location expires in 2015.

In addition to the corporate headquarters, the Bank leases properties in the 2,300 to 3,300 square foot range where it maintains full service commercial bank branches at 155 East Lancaster Ave. in Wayne, Pennsylvania, 215 Lancaster Avenue in Malvern, Pennsylvania, 3557 West Chester Pike in Newtown Square, Pennsylvania and 73 Old Dublin Pike in Doylestown, Pennsylvania  1 S. Main St. Yardley, Pennsylvania and  601 North Main St., Port Chester, New York.  The leases on these locations expire in 2013, 2014, 2014, 2015, 2015 and 2015 respectively.

The Bank also leases 5,500 square feet of property at 513 Kimberton Road in Phoenixville, Pennsylvania where it maintains a full service commercial bank branch and corporate offices.  The lease on this location expires in 2013.

The Bank subleases 5,059 square feet of space in Hamilton, NJ from which it conducts its mortgage warehouse lending activities.  The lease on this location expires in 2015.

The total minimum cash lease payments for the Bank’s current office, branch offices and mortgage warehouse lending locations amounts to approximately $100 thousand per month.

The Bank further intends to open three new full service commercial bank branches or other offices in 2010, and has signed leases for two such locations in Middletown Township, Pennsylvania and Hamilton, New Jersey ranging from 1,600 square feet to 2,500 square feet, and with lease expiration dates in 2012 and 2015, respectively.

These proposed offices are subject to applicable regulatory approvals.  Actual branch and office openings and timing of such openings will also depend on satisfaction of a variety of other contingencies, including signing of appropriate agreements, completion of any construction work, compliance with any local regulatory matters, and satisfactory staffing arrangements.

The aggregate minimum cash lease payments associated with the three leases that have been proposed for the offices are approximately $35,000 per month.

Legal Proceedings

On May 14, 2010, Alliance Bank, a bank located in Broomall, Delaware County, Pennsylvania, commenced a civil action in the U.S. District Court for the Eastern District of Pennsylvania, seeking preliminary and permanent injunctive relief as well as compensatory and punitive damages against the Bank.  The lawsuit arises from Alliance’s allegations that the Bank’s use of the name and trademark “CUSTOMERS 1st BANK” infringes Alliance’s federal trademark registration for the mark CUSTOMER FIRST®.  The specific relief requested by Alliance includes (a) the entry of a preliminary and permanent injunction against the Bank from using the mark “CUSTOMERS 1st BANK” or any other similar designation in connection with the Bank’s banking services; (b) an order that the Bank is to remove and/or destroy all commercial and promotional materials using or showing the mark “CUSTOMERS 1st BANK” in connection with the Bank’s banking services; (c) an order that the Bank should to pay Alliance compensatory and punitive damages as determined at a trial on the merits; and (d) an order that the Bank should pay Alliance an amount equal to the Bank’s profits realized through the alleged infringing conduct, as well as court costs, reasonable attorney fees, and pre- and post-judgment interest. On July 27, 2010, the court issued an order entering a preliminary injunction against the Bank’s continued use of the name and mark “Customers 1st Bank” in connection with any banking and financial services.  The Bank has accordingly ceased use of the name “Customers 1st Bank” in accordance with the Order.  The Bank is now operating under the trade name Customers Bank.

On November 15, 2010, the Bank filed suit against Open Solutions, Inc. (“OSI”) in the United States District Court for the Eastern District of Pennsylvania, seeking damages for failure to assist in the conversion of system and customer information associated with the former USA Bank, which was acquired by the Bank in an FDIC assisted transaction in July 2010, and requesting injunctive relief to compel OSI to assist with the deconversion of the former USA Bank's systems.  No hearing date has been set.

Although the Bank from time to time is involved in various legal proceedings in the normal course of business, other than as described above, there are no material legal proceedings to which it is a party or to which its property is subject.

Management

 The names, ages and positions of each of the directors and executive officers of the Bank, together with descriptions of the business backgrounds of each of the directors and named executive officers, are provided in “OUR BOARD OF DIRECTORS AND MANAGEMENT” below.

OUR BOARD OF DIRECTORS AND MANAGEMENT

The Bank’s board members are:

Name	Director Since	Position	Age	Term Expires:
Bhanu Choudhrie	2009	Director	31	2012
Richard A. Ehst	2009	Director, President and Chief Operating Officer	64	2011
Kenneth B. Mumma, J.D.	1997	Director (former Chairman and CEO)	52	2010
Daniel K. Rothermel, J.D.	2009	Director, Lead Independent Director	72	2010
John J. Sickler, CPA	1997	Director	68	2010
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	59	2012
T. Lawrence Way, CPA J.D.	2005	Director	62	2011
Steven J. Zuckerman	2009	Director	46	2011
John R. Miller	2010	Director	64	2010

There are no arrangements or understandings between any director and any other persons pursuant to which a director was or is to be selected as a director or nominee.

Below are the biographies of our directors:

Jay S. Sidhu, Chairman and Chief Executive Officer

Mr. Sidhu joined the Bank as Chairman and Chief Executive Officer in the second quarter of 2009.  Before joining the Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank from 1989 and its Chairman from 2002 until his retirement on December 31, 2006, and the Chairman and Chief Executive Officer of SIDHU Advisors, LLC, a consulting firm.  He has received Financial World’s CEO of the year award and named Turnaround Entrepreneur of the Year.  He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum.  In May 2010, Mr. Sidhu was named the Executive Chairman of the board of directors of Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.  Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the board of Grupo Santander.  He obtained an MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course.  Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership combined with his extensive banking sector experience provide the board with intimate knowledge of the Bank’s direction and strategic opportunities.

Richard Ehst, President and Chief Operating Officer

Mr. Ehst joined the Bank as President and Chief Operating Officer in August 2009.  Mr. Ehst was previously an Executive Vice President, Commercial Middle Market, Mid-Atlantic Division, of Sovereign Bank.  Before this role, Mr. Ehst served as Regional President for Berks County from 2004 until 2009 and Managing Director of Corporate Communications for Sovereign from 2000 until 2004 where his responsibilities included reputation risk management and marketing services support systems. Mr. Ehst also began serving as a member of the County of Berks Workforce Investment board of directors in 2009.  Before joining Sovereign Bank, Mr. Ehst was an independent consultant to more than 70 financial institutions in the mid-Atlantic region, including Sovereign Bank, where he provided guidance on regulatory matters, mergers and acquisitions, and risk management.

Mr. Ehst has superior knowledge and lengthy experience in the banking industry, as well as superlative business development skills which provide significant value to the board.

Bhanu Choudhrie, Director

Mr. Choudhrie has been Executive Director of C&C Alpha Group Limited, a London based family private equity group, since November 2006, and was the Executive Director of C&C Business Solutions Ltd. from June 2003 to November 2006.  In July 2010, Mr. Choudhrie became a director of Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.   Mr. Choudhrie is a private equity investor with investments in the United States, United Kingdom, Europe and Asia.  C&C Alpha Group was founded in 2002.  The company, with global headquarters in London, has established offices in several countries.  Its team comprises entrepreneurs, financial analysts, project developers, project managers and strategy consultants.

As an executive of a UK-based firm with international interests, Mr. Choudhrie provides the board with a global market perspective.

John R. Miller, Director

Mr. Miller has been a member of the Board of Trustees of Wilkes University since 1996, including a tenure as Chairman of the Board from 2005 to 2008.  He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006.  Mr. Miller served in various capacities as an accountant at KPMG, LLP, a global accounting, tax and advisory firm, from 1968 to January 2005, including a tenure as Vice Chairman from 1999 to 2004, as a member of the Board of Directors from 1993 to 1997, and as a member of the Management Committee from 1997 to 2004.  He was the Chairman of the United States Comptroller General’s Governmental Auditing Standards Advisory Council from 2001 to 2008.  He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to our nation’s heritage.  Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance and is registered as a certified public accountant in both Pennsylvania and New York.

Mr. Miller’s 36 years of experience at KPMG, LLP and 7 years as Chairman of the US Comptroller’s General Auditing Standards Advisory Council have given him valuable experience and insight into auditing, accounting and financial reporting, making him a valuable asset to our board.  If elected, Mr. Miller will be considered an independent member of the Bank’s board of directors, as independence for board members is defined under NASDAQ Rules.  It is not currently known on which committees Mr. Miller will serve for the Bank’s board of directors.

Kenneth B. Mumma, Director and Chairman of the Executive Committee

Mr. Mumma is the former Chairman and CEO of the Bank who founded the Bank in 1997.  Prior to his joining the Bank, he was engaged in the private practice of law.  He is a graduate of Franklin & Marshall College and received his J.D.  from Villanova School of Law.  He also received his certificate from the Central Atlantic School of Banking.  His strong civic commitment is demonstrated by his participation in a number of the area’s nonprofit organizations.

As one of the Bank’s original founders, Mr. Mumma brings to the board his entrepreneurial experience, keen strategic insights, institutional knowledge and deep commitment to our enterprise.

Daniel K. Rothermel, Director and Chairman of the Risk Management Committee

Mr. Rothermel has been the President and Chief Executive Officer of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania since 1989, and served over twenty years on the board of directors of Sovereign Bancorp and Sovereign Bank.  At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee.  He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as director of Sovereign Bank provide unique and valuable perspective to the board.

John J. Sickler, Director and Chairman of the Compensation Committee

Mr. Sickler retired in 2007 from service as a Director and Vice Chairman of Teleflex Incorporated, a diversified global company.  He had served as a Director of Teleflex since 1997.  He was named Vice Chairman in 2000, as well as Chairman of the medical group, which he led through a transformation of its business model and turned over operating responsibilities to a newly hired President during 2003. Since retiring, Mr. Sickler has completed various consulting assignments, including that of acting Chairman of the Bank from January to June of 2009.  Mr. Sickler serves on the board of directors of Microlog Corp. of Germantown, Maryland, a software design firm engaged in development of productivity application for customer contact centers.  Mr. Sickler has devoted significant time to nonprofit activities, serving at various times as president of the boards of directors of both Phoenixville Hospital and Phoenixville YMCA. Mr. Sickler holds a B.S. in Commerce and Finance from Wilkes University.

Mr. Sickler’s previous position as a director and officer at Teleflex Incorporated provided him with valuable knowledge and experience, including direct responsibility for financial issues, and the perspective of one familiar with a global enterprise, all of which add significant value to our board.

T. Lawrence Way, Director and Chairman of the Audit Committee

Mr. Way is the Chairman of Alco Industries, Inc.  and has been its CEO since 2000.  Over the years, Mr. Way held various positions at Alco Industries, Inc., including a stretch as interim Chief Financial Officer.  He is a Certified Public Accountant, received a Masters in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University.  He has experience in varied management, finance, operations and mergers and acquisitions.

Mr. Way’s background as an attorney and certified public accountant, as well as his experience leading a company through the current economic, social and governance issues as Chairman and Chief Executive Officer of Alco Industries, Inc., make him well-suited to serve on the board.

Steven J. Zuckerman, Director

Mr. Zuckerman, President and CEO of Clipper Magazine, graduated from Franklin & Marshall College with a B.A.  in Business Management in 1985.  While in college, he co-founded the Campus Coupon Clipper, a predecessor to Clipper Magazine, now, a full-service media company, with numerous subsidiaries, including Loyal Customer Club, Spencer Advertising & Marketing, Clipper Web Development, The Menu Company, Total Loyalty Solutions, Clipper Graphics and Clipper TV.  Clipper Magazine has over 550 individual market editions in over 31 states with 1,200 employees around the country, including approximately 500 in Lancaster County, Pennsylvania.  He is a partner in Opening Day Partners, owner and operator of the Atlantic League of Professional Baseball Teams and Stadiums in New Jersey, Maryland and South Central Pennsylvania.

Mr. Zuckerman’s experience in the advertising industry make him uniquely situated to provide the board with insight in the key areas of marketing and customer strategies.

Executive Officers

Thomas Brugger, Chief Financial Officer - Age 43

Mr. Brugger is our only executive officer who is not on the board of directors. He joined the Bank as Chief Financial Officer in September 2009.  Mr. Brugger was employed by Sovereign Bank for 15 years in the roles of Corporate Treasurer, Chief Investment Officer and Portfolio Manager.  At Sovereign Bank, Mr. Brugger was responsible for investment portfolio management, wholesale funding, liquidity, regulatory and economic capital, securitization, interest rate risk, business unit profitability, budgeting, and treasury operations.  He was Chairman of the Asset/Liability committee and all pricing committees.  In addition, he participated in 19 acquisitions while at Sovereign Bank.  Before Sovereign Bank, he worked in the treasury department and internal audit at Independence Bancorp.

BOARD GOVERNANCE

Information about our Board of Directors

During 2009, the Bank’s board of directors held 12 meetings, excluding committee meetings, which are described below.   See “Director Compensation Table” and the notes and narratives below such table, beginning on page 36 of this proxy statement, for more information on director fees.

In 2009, each of the directors of the Bank attended at least 75% of the aggregate of (i) the total number of board meetings held while he was a director, and (ii) the total number of meetings held by committees during his service on those committees.

The table below highlights the membership composition of our various board level committees:

Name	Executive	Audit	Risk Management	Compensation	Loan	Nominating and Corporate Governance
Bhanu Choudhrie		X		X		X
Richard Ehst			X		X*
Kenneth Mumma	X*		X		X
Daniel Rothermel	X	X	X*	X		X*
John Sickler	X			X*
Jay Sidhu	X		X		X
T. Lawrence Way	X	X*	X			X
Steven Zuckerman				X		X
John R. Miller
* Committee Chair

Board Leadership Structure

The board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight and expertise from outside the Bank and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development, and its execution, and facilitates information flow between management and the board, which are essential to effective governance.

One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Daniel K. Rothermel, an independent director who serves as Chairman of the Risk Management and Nominating and Corporate Governance Committees, was selected by the board of directors to serve as the Lead Director.  As Lead Director, Mr. Rothermel presides over all board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

The board of directors believes that establishing the right “tone at the top” and full and open communication between management and the board of directors are essential for effective risk management and oversight. At each regular board meeting, the directors receive a summary on areas of material risk to the Bank, including credit, market, liquidity and operational risk.  These summary reports are in a scorecard structure and they assist the directors in the early identification of risks.  The board also created a board Risk Management Committee and a management Risk Committee to monitor and oversee all risk of the Bank in a more detailed fashion.  The board can ask either committee to research issues and address any risk issues that merit additional focus and attention.  These committees will develop recommendations to manage risk and will bring any material issues to the attention of the full board.
The board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation.  The Audit Committee is composed of independent, non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment.  The independent auditors are ultimately accountable to the Audit Committee and the board of directors.  The Audit Committee reviews the independence and performance of the auditors and annually recommends to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.  The chief internal auditor reports directly to the Audit Committee. The annual risk assessment and internal audit plan are approved by the Audit Committee.  The Audit Committee performs other oversight functions as requested by the board of directors.

The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating and Corporate Governance Committee will assist the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board of directors organization and membership, and succession planning for our directors.

Director Independence

Each of Messrs. Rothermel, Sickler, Way, Zuckerman and Choudhrie was considered independent in 2009, as independence for board members is defined under NASDAQ Rules.  In determining that Messrs. Rothermel, Sickler, Way, Zuckerman and Choudhrie meet the definition of independent, the board of directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions the Bank made to non-profit organizations with whom any of the directors are associated, and any transactions that are discussed under “TRANSACTIONS WITH RELATED PARTIES” beginning on page 38 of this proxy statement. In addition, when determining Mr. Zuckerman’s independence, the board considered and deemed immaterial certain advertising arrangements the Bank has with Clipper Magazine and its affiliates, for which Mr. Zuckerman is the Chief Executive Officer.

Executive Committee

The Executive Committee of the board of directors can act on behalf of the board of directors in between meetings of the full board, to the extent permitted by law, in order to carry out the business of the Bank.

The Bank’s Executive Committee held one meeting during 2009.

Nominating and Corporate Governance Committee

In April 2010, we established a Nominating and Corporate Governance Committee.  This committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full board. The Nominating and Corporate Governance Committee will review and assess the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines, assist the board of directors in interpreting and applying corporate governance guidelines, and recommend any proposed changes to the board of directors for approval. The Nominating and Corporate Governance Committee has a charter which is attached as Annex C to this proxy statement.  The board of directors has determined that each member of Nominating and Corporate Governance Committee is independent as defined under NASDAQ Rules.

Director Nominations

Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at the Bank’s Annual Meeting.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	The appropriate size of our board of directors and its Committees;

•	The perceived needs of the board for particular skills, background, and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board; and

•	The nominees’ independence from management.

There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our shareholders.  The Committee does, however, believe it appropriate for at least one member of the board to meet the criteria for an “audit committee financial expert,” that a majority of the members of the board meet the definition of “independent director” under NASDAQ Rules, and that one or more key members of management participate as members of the board.

While we have no formal policy with respect to diversity on the board, in order to enhance the overall quality of the board’s deliberations and decisions, the Nominating Committee and Corporate Governance Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the expiring class of directors willing to continue in service.  Current members of the expiring class with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by members of the expiring class with that of obtaining a new perspective.  If any member of the expiring class does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the board suggestions as to individuals that meet the criteria.  The Committee has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, but relies on community and business contacts it has established through its directors, officers and professional advisors to help it identify potential director candidates when a specific need is identified.

The Nominating and Corporate Governance Committee will evaluate any recommendation for a director nominee proposed by a shareholder.  In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s procedures for evaluating potential director nominees, any recommendation for director nominee must be submitted in accordance with our procedures for shareholder nominees.  Our bylaws require that all nominations made by a shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Bank not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors. If less than thirty (30) days' notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.  Every nomination must include: (a) the consent of the person nominated to serve as a director; (b) the name, age, business address and residence address of the nominee; (c) the principal occupation or employment of the nominee; (d) the number of shares of the Bank beneficially owned by the nominee; (e) the name and address of the notifying shareholder; and (f) the number of shares of the Bank owned by the notifying shareholder.

Because the Nominating and Corporate Governance Committee is newly formed in 2010, no meetings were held in 2009 for this Committee.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.  For this purpose, the Audit Committee performs several functions:

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•
Maintains responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;

•
Reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•
Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with management and our independent registered public accounting firm, our financial reporting processes and internal financial controls;

•	Reviews the annual audited financial statements and recommends to the board of directors their inclusion in our annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews and approves any related party transactions;

•
Establishes and oversees procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Ethics, and as requested by the board, reviews and investigates any conduct alleged to be in violation of the Code of Ethics; and

•
Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards No. 380) and any formal written statements received from the independent registered public accounting firm.

The Bank’s Audit Committee held five meetings during 2009.

The board of directors has determined that, during 2009, Mr. Way would qualify as a “financial expert” within the meaning of that term in the SEC regulations dealing with audit committee financial experts.  It has also determined that Messrs. Choudhrie, Rothermel and Way are “independent” within the meaning of that term under NASDAQ Rules.  Our board of directors has adopted a written charter for the Audit Committee.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis.

Compensation Committee

The Compensation Committee of the board of directors:

•
Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for executive officers and directors relative to comparable companies in our industry;

•	Reviews and makes recommendations regarding all benefit programs and human resource policies;

•	Reviews the performance of the CEO on an annual basis and sets goals for the coming year;

•	Reviews and approves corporate and personal performance goals and objectives relevant to the compensation of all executive officers, and sets all executive compensation;

•	Makes recommendations to the board regarding the establishment and terms of incentive compensation plans and equity compensation plans, and administers such plans;

•	Approves grants of options, restricted stock, and other awards to all executive officers and directors;

•
Approves compensation related matters outside the ordinary course to executive officers and directors, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; and

•	Makes recommendations to the board regarding director compensation in conjunction with the Nominating & Corporate Governance Committee.

The Bank’s Compensation Committee held one meeting during 2009.

The board of directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of that term under NASDAQ Rules.

Risk Management Committee

The Risk Management Committee of the board of directors:

•	Assists the full board in oversight of the Bank’s risk governance process and framework;

•	Reviews and approves the Bank’s significant risk assessment and management policies; and

•	Reviews management information regarding enterprise risk.

The Bank’s Risk Management Committee held two meetings during 2009.

Loan Committee

The Loan Committee of the board of directors:

•	Periodically reviews asset quality, sales & marketing, policy exception and charge-off reports;

•	Reviews and takes action on proposed and existing loans in excess of the Officers’ Credit Committee authority;

•	Ratifies loans approved by officers and the Officers Loan Committee over a specified amount; and

•	Reviews and approves changes to the Credit policy.

The Loan Committee held 15 meetings during 2009.

Director Attendance at Annual Meetings

While we have no formal policy regarding director attendance at our Annual Meeting, we make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors taking into account the directors’ schedules.  We believe that Annual Meetings provide an opportunity for shareholders to communicate with directors and have requested that all directors make every effort to attend our Annual Meetings.  Historically, more than a majority of the directors have done so; for example, in 2009, nine of the Bank’s then-directors attended the 2009 Annual Meeting of the Bank.

EXECUTIVE COMPENSATION

Officer Employment Agreements

On June 17, 2009, the Bank entered into a three-year employment agreement with Jay Sidhu as Chairman and CEO of the Bank.  Under the terms of agreement Mr. Sidhu will receive a minimum base salary of $225,000 per year plus a performance-based incentive bonus and a car allowance of $1,000 per month.  At the end of each year, the term of the agreement is to extend another year unless Mr. Sidhu or the Bank gives notice to the contrary.  Mr. Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the board of directors.  Mr. Sidhu’s employment agreement also provides that, for every issuance of shares made by the Bank in connection with an acquisition or a raise of capital, the Bank must grant to Mr. Sidhu options or warrants to purchase up to 10% of the shares issued in such issuance.   The Bank’s board of directors and Mr. Sidhu intend that future equity compensation grants to management will be submitted for shareholder approval.  The Bank’s board of directors and Mr. Sidhu also intend that, to the extent of future capital raises up to $200 million, the Stock Option Plan more fully described in Proposal 3 beginning on page 14 of this proxy statement will fulfill the provisions of Mr. Sidhu’s employment agreement requiring the Bank to issue to Mr. Sidhu options or warrants to acquire up to 10% of the shares issued in connection with acquisitions or raises of capital.  See “PROPOSAL 3 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN – Awards Under the Stock Option Plan” on page 16 of this proxy statement.

Under the employment agreement, the Bank also agreed that its board of directors will develop and implement a nonqualified retirement income plan designed to provide him with a pension, targeted at $200,000 per year (depending on performance of the investments in the informal funding vehicle) for 15 years commencing upon his retirement at or after age 65, subject to his ability to qualify for a variable life insurance policy to be owned by the Bank to fund the plan.    The board of directors is to review the plan at the end of the fourth year of his employment and determine whether it is appropriate to increase the target benefit amount in light of his compensation at that time.  Under the employment agreement, Mr. Sidhu was to become vested in this retirement benefit after seven years of continuous service with the Bank, or upon his termination of employment under circumstances that would result in the Bank’s obligation to pay him severance compensation.  Ultimately, the plan which was developed and approved by the board of directors provided for funding towards a target benefit of $300,000 per year, and for immediate vesting upon the effective date of the plan.  See discussion of the “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” on page 37 of this proxy statement.

As of April 12, 2010, the Bank also entered into a three-year employment agreement with Mr. Ehst, and a two-year employment agreement with Mr. Brugger.  Under the terms of these agreements, Messrs. Ehst and Brugger will receive minimum base salaries of $150,000 and $145,000, respectively, plus incentive compensation in cash or equity or both and in such amounts as determined by the board of directors in accordance with incentive programs developed for them.  Each of Messrs. Ehst and Brugger’s employment agreements provide that, for every issuance of shares made by the Bank in connection with an acquisition or a raise of capital, the Bank must grant to such individual warrants to purchase up to 1.5% of the same type of security as was issued in such issuance.

Each of Messrs. Sidhu, Ehst and Brugger will be entitled to severance compensation under the agreement if he terminates his employment for “Good Reason” (as defined in their respective employment agreements), if his employment is terminated by the Bank other than for “Cause” (as defined in their respective employment agreements) during the employment term or on expiration of the employment term.  If a “Change in Control” (as defined in their respective employment agreements) has not occurred within twelve months before termination of his employment, then:  (i) he will receive the sum of his then current base salary plus the average of his last three years’ annual cash bonuses, for the greater of one year or the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (ii) any unvested equity awards he has received will vest in full; (iii) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (iv) the Bank will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period (up to three years with respect to Mr. Sidhu) on which his cash severance compensation is measured or the maximum period the Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (v) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.  If a Change in Control shall have occurred within twelve months before termination of his employment, then:  (i) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual cash bonuses for the immediately preceding three years, payable in a lump sum; (ii) any unvested equity awards he has received will vest in full; (iii) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (iii) the Bank shall continue to provide health benefits for the shorter of three years or the maximum period the Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (iv) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.

SUMMARY COMPENSATION TABLE

The following table sets forth information for each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007:  (1) the dollar value of base salary and bonus earned; (2) option awards; (3) all other compensation; and, finally, (4) the dollar value of total compensation.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($) (3)		Total ($)
Jay S. Sidhu	2009	120,835	120,835	684,923	(2)	18,762	(5)	1,045,355
Chairman & CEO	2008	--	--	--		--		--
Richard A. Ehst	2009	55,668	27,834	--		5,461		88,963
President & COO	2008	--	--	--		--		--
Thomas Brugger	2009	45,281	22,640	--		2,751		70,672
EVP & Chief Financial Officer	2008	--	--	--		--		--
Kenneth B. Mumma	2009	98,067	--	--		72,124	(4)	170,191
Former Chairman & CEO	2008	161,598	10,000	--		7,031		178,629
Robert Philips	2009	120,261	--	--		15,397		135,658
Former Chief Financial Officer	2008	116,191	11,733	--		18,059	(6)	145,982
James McKeighan	2009	179,154	--	--		18,925		198,079
Former President & COO	2008	159,911	10,000	--		22,799		192,710

(1)
The columns disclosing Stock awards, Non-Equity Incentive Plan Compensation and Change in Pension Value and Non- Qualified Deferred Compensation Earnings have been omitted from the table because no officer earned any compensation during 2009 or 2008 of a type required to be disclosed in those columns.

(2)
Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of 530,948 immediately exercisable warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu in connection with the 2009 private offering.

(3)
In addition to the items specified in footnotes (5) and (6) below, the amounts listed in this column include for each named executive officer insurance premiums paid under the Bank’s insurance plans available to all employees, and matching 401(k) contributions paid under the Bank’s 401(k) Retirement Savings and Profit Sharing Plan, as well as car allowance payments for each of Messrs. Ehst and Brugger, and directors fees for Mr. Mumma.  For a summary of the terms of the Bank’s insurance plans, see the description on page 37 of this proxy statement.  For a summary of the terms of the 401(k) Retirement Savings and Profit Sharing Plan, see the description on 37 of this proxy statement.

(4)
Includes $67,500 in consulting fees paid to Mr. Mumma pursuant to a consulting agreement the Bank entered into with Mr. Mumma upon his retirement as chief executive officer of the Bank in June 2009.  See information provided in the Director Compensation Table below for other compensation earned by Mr. Mumma as director during 2009 for the period following his retirement as chief executive officer.

(5)	Includes $14,755 paid as a car allowance for Mr. Sidhu.

(6)	Includes insurance premiums totaling $11,970 and $14,665 paid by the Bank on Mr. Philip’s behalf in 2009 and 2008, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS

The following table sets forth information on outstanding warrants, options and stock awards held by the named executive officers at December 31, 2009, including the number of shares underlying each stock option and warrant as well as the exercise price and the expiration date of each outstanding option and warrant.

	Warrant and Option Awards (1)
Name & Principal Position	Number of Securities Underlying Unexercised Warrants or Options (#) Exercisable		Warrant or Option Exercise Price ($)		Warrant or Option Expiration Date
Jay S. Sidhu	571,910	(2)	$3.50	(4)	6/30/16
Chairman & CEO	65,671	(2)	$3.50	(4)	9/30/16
	181,895	(2)	$3.50	(4)	11/13/16
Richard A. Ehst	-		-		-
President & COO
Thomas Brugger	-		-		-
EVP & Chief Financial Officer
Kenneth B. Mumma	6,000	(3)	$10.25		12/30/15
Former Chairman & CEO	6,250	(4)	$5.50		6/30/16
Robert Philips	3,000	(3)	$11.00		12/20/15
Former Chief Financial Officer	1,000	(3)	$10.25		12/30/15
	500	(4)	$5.50		6/30/16
James McKeighan	4,500	(3)	$11.00		8/20/12
Former President & COO	3,000	(3)	$10.25		8/20/12

(1)
The columns disclosing “number of securities underlying unexercised options - non-exercisable,” “equity incentive plan awards - number of securities underlying unexercised unearned options,” and all columns under “Stock Awards” have been omitted from the table because no officer earned any compensation during 2009 of a type required to be disclosed in those columns.

(2)
Represents immediately exercisable warrants to purchase Voting Common Stock of the Bank granted to Mr. Sidhu in connection with an agreement between the Bank and Mr. Sidhu relating to the 2009 private offerings.

(3)	Represents fully vested stock options granted under the Bank’s 2004 Plan. For a summary of the 2004 Plan, see “Equity Compensation Grants to Management” beginning on page 36 of this proxy statement.

(4)
Represents warrants issued in June 2009 when all outstanding shares of 10% Preferred Stock were redeemed for shares of Voting Common Stock of the Bank and warrants to purchase Voting Common Stock of the Bank.

Stock Option Grants in Connection with Recent Private Offerings

In connection with a recent offering, the Bank granted 10-year nonqualified stock options to members of our senior management team for shares equal to 15% of the offered shares.   Of these, 10% was granted to Jay Sidhu, 4.7% was granted to other executive officers, and 0.3% was granted to directors.  As long as an individual to whom these options are granted remains an employee or director of the Bank, as the case may be, the options will vest 5 years from the date of grant, subject to earlier vesting upon a change in control of the Bank or a termination without cause of the executive’s employment (but not, in the case of employees other than Mr. Sidhu, termination of employment upon voluntary resignation).  In Mr. Sidhu’s case, the options will vest upon his resignation for “Good Reason” in accordance with the provisions of his employment agreement but not on any other voluntary resignation.  Vesting of each award is also contingent upon achievement, at any time during the option life, of a performance goal that the market price of the Bank’s Common Stock appreciate by 50%.

Equity Compensation Grants to Management

During 2004, the shareholders of the Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of the Bank by linking the personal interests of the members of the board of directors and the Bank’s employees, officers and executives to those of the Bank’s shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Bank. The 2004 Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract and retain the services of members of the board of directors, employees, officers and executives of the Bank.

The 2004 Plan is administered by the Compensation Committee of the board of directors.  It provides for the grant of options, some or all of which may be structured to qualify as incentive stock options if granted to employees, and for the grant of stock appreciation rights, restricted stock and unrestricted stock up to a total of 200,000 shares of Common Stock.

The Compensation Committee recently approved equity compensation awards to certain named executive officers and members of senior management under each of the Management Stock Purchase Plan and Stock Option Plan described in Proposals 2 and 3, beginning on pages 11 and 14 of this proxy statement, respectively.  See “PROPOSAL 2 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN – Awards Under the Management Stock Purchase Plan” on page 12 of this proxy statement, and “PROPOSAL 3 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN – New Plan Benefits Table” and “– Awards Under the Stock Option Plan” on page 16 of this proxy statement, respectively.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE (1)

The Bank has compensated its directors for their services and expects to continue this practice.  Information relating to the compensation of the Bank’s directors during 2009 is set forth below.

Name & Principal Position	Fees Earned or Paid in Cash	Option Awards		All Other Compensation		Total
Bhanu Choudhrie	$3,000	--		--		$3,000
Kenneth B. Mumma, J.D.	$3,000	--		$67,500	(4)	$70,500
Daniel K. Rothermel, J.D.	$1,500	--		--		$1,500
John J. Sickler, CPA	$6,000	$11,727	(3)	$80,000	(2)	$97,727
T. Lawrence Way, CPA J.D.	$6,000	--		--		$6,000
Steven J. Zuckerman	$1,500	--		--		$1,500

(1)
The columns disclosing stock awards, non-qualified deferred compensation earnings and non-equity incentive plan compensation have been omitted from the table because no director earned any compensation during 2009 of a type required to be disclosed in those columns. For aggregate numbers of stock awards and option awards outstanding at December 31, 2009, see the table titled, “Outstanding Equity Awards At Fiscal Year End Table - Named Executive Officers” on page 35 of this proxy statement.

(2)
During 2009, Mr. Sickler received $30,000 in connection with Mr. Sickler’s services as interim Chairman of the board from January 2009 to June 2009, and $50,000 paid in connection with the 2009 private offering.

(3)
Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of 9,091 immediately exercisable warrants to purchase Common Stock of the Bank at an exercise price of $5.50 per share. Mr. Sickler received these warrants in connection with the 2009 private offering.

(4)
Represents fees paid to Mr. Mumma under a consulting agreement put in place upon his retirement as Chief Executive Officer in June 2009.  See information provided in the Summary Compensation Table above for other compensation earned by Mr. Mumma as chief executive officer during 2009.

In 2009, each director received $500 for every meeting of the board of directors he attended.  No fees were paid in connection with committee meetings. In 2010, the board approved a revision to our director compensation policy.  Under the new policy, each director will be entitled to $1,500 in cash for each month he serves as a director, and an award of Common Stock equal to $500, calculated based on the book value of such shares on the date of grant, or, in the event the stock issued is listed on a national securities exchange, the closing trading price as reported by such exchange on the date of grant.  In the event an individual ceases to be a member of the board of directors other than on the last day of a given month, the individual will be entitled to his monthly director fee only if he has attended a meeting of the board of directors in that month.

EMPLOYEE BENEFITS

We provide health, vision and dental insurance to our named executive officers on terms similar to those we provide to other employees generally.  We also provide car allowances to each of Messrs. Ehst and Brugger, and in 2009, we purchased a company car to be used by Mr. Sidhu.  In accordance with his employment agreement, we currently pay premiums on a life insurance policy for Mr. Sidhu.  See “Insurance” on page 37 of this proxy statement.

401(k) Retirement Savings and Profit Sharing Plan

The Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to such plan.  The Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee.  Employer contributions for the years ended December 31, 2009 and 2008 were approximately $56 thousand and $60 thousand respectively.

Insurance

All eligible full-time employees of the Bank are covered as a group by basic hospitalization, major medical, long-term disability, term life and a prescription drug plan.  The Bank pays the total cost of the plan for employees with the exception of the major medical and the prescription drug plan, in which there are cost sharing and co-payments required by the employees.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer

Pursuant to Mr. Sidhu’s employment agreement, the Bank has established a supplemental executive retirement plan (“SERP”) for Mr. Sidhu.  However, except with respect to the death benefit described below, the SERP will not become effective until the earlier of (a) an initial public offering of common stock of the Bank or (b) the acquisition of the Bank of a controlling interest in or substantially all of the assets of an institution insured by the Federal Deposit Insurance Corporation (“Effective Date”).

The SERP is a deferred compensation plan whereby the Bank will create a reserve account on its books for Mr. Sidhu.  The Bank will credit five, annual and uniform amounts to this account that are sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually.  Additionally, the Bank will credit the account with any gains or losses as if the Bank had deposited the amounts in certain investment funds selected by Mr. Sidhu.  Mr. Sidhu’s vested interest in the SERP shall be zero percent (0%) at all times prior to the Effective Date, but his vested interest shall be 100% vested on and after the Effective Date.

Mr. Sidhu’s entire interest in the account will be paid to him in fifteen annual installments generally upon the later of (a) his separation from service with the Bank, or (b) his sixty-fifth birthday.  Any portion of Mr. Sidhu’s interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum.

In the event of Mr. Sidhu’s death prior to the commencement of payments, $3,000,000 will be paid to his beneficiary in a single lump sum whether his death occurs before or after the Effective Date.

These obligations under the SERP will be general unsecured obligations by the Bank to pay money in the future.  Mr. Sidhu will have no rights to any assets or investments held by the Bank to meet its obligations under the SERP, except as a general creditor of the Bank.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for our executive officers.  The Compensation Committee strives to provide strong incentives to manage the Bank for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. As a matter of best practice, beginning in 2010, the Compensation Committee intends to annually review the relationship between our risk management practices and the incentive compensation we provide to our executive officers to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

TRANSACTIONS WITH RELATED PARTIES

The Bank makes loans to executive officers and directors of the Bank in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features.  Federal regulations prohibit the Bank from making loans to executive officers and directors at terms more favorable than could be obtained by persons not affiliated with the Bank.  The Bank’s policy towards loans to executive officers and directors currently complies with this limitation.

Some current directors, nominees for director and executive officers of the Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving the Bank in the ordinary course of business during the fiscal year ended December 31, 2009.  None of these transactions involved amounts in excess of 5% of the Bank’s consolidated gross revenues during 2009 or $200,000, nor was the Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of the Bank’s total consolidated assets at December 31, 2009.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On June 17, 2009, the Bank entered into a Consulting Agreement with Kenneth B.  Mumma, its former Chairman and CEO, pursuant to which the Bank agreed to engage Mr. Mumma as a consultant until December 31, 2011.  During the period of his engagement, Mr. Mumma has agreed to provide from 20 to 40 hours of consulting services per month, for a consulting fee of $13,500 per month plus reimbursement of expenses incurred by him in performing the services.  The agreement also provides non-compete covenants for a period ending one year after the term of the consulting agreement.  During 2009, the Bank paid an aggregate of $67,500 in consulting fees to Mr. Mumma under the agreement.

On June 30, 2010, the Bank extended a term loan in the principal amount of five million dollars ($5,000,000) to Atlantic Coast Federal Corporation, which is the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.  Mr. Sidhu is the Executive Chairman of the Board, and Mr. Choudhrie is a director, of Atlantic Coast Federal Corporation.  This lending transaction was in the ordinary course of the Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Bank participated the full amount of the term loan to accredited investors in August 2010.  Two of the Bank’s directors had material interests in this transaction:  $500,000 of the loan was participated to Mr. Zuckerman, and $2,000,000 of the loan was participated to Emblem Investors LLC, a company for which Mr. Choudhrie is a managing member.

On August 13, 2010, the Bank executed a loan participation agreement in the principal amount of up to twenty-five million dollars ($25,000,000) to Atlantic Coast Bank.  This participating interest is based upon the loan activity by certain warehouse customer activity and will be repaid upon the release of the underlying mortgage collateral. This lending transaction was in the ordinary course of the Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.

Certain of the Bank’s executive officers and directors purchased securities in private offerings of the Bank’s securities during 2008, 2009 and 2010.  The below chart indicates the number and types of securities purchased as well as dollar value paid for such securities.  The figures for Common Stock and warrants to purchase Common Stock set forth in the chart and accompanying footnotes reflect all adjustments that have been made to-date in connection with anti-dilution repricing.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 6 of this proxy statement for the current security ownership of each of the below-listed individuals.

Name	Number and Type of Securities	Aggregate Purchase Price
Jay Sidhu, Chairman and CEO	285,716 shares of Voting Common Stock	$1,000,000

Bhanu Choudhrie, Director (1)	714,287 shares of Voting Common Stock (2)	$2,500,000
	891,771 shares of Voting Common Stock and 307,469 shares of Class B Non-Voting Common Stock(3)	$4,197,332

Lawrence Way, Director	10,732 shares of Voting Common Stock (4)	$36,300
	12,228 shares of Voting Common Stock	$42,800
	25 shares of 10% Series A Preferred Stock (8)	$250,000

Steven Zuckerman, Director	357,144 shares of Voting Common Stock (5)	$1,250,000
	238,097 shares of Voting Common Stock	$833,333

John Sickler, Director (6)	42,869 shares of Voting Common Stock	$150,014
	20 shares of 10% Series A Preferred Stock (8)	$200,000

Daniel Rothermel, Director	56,252 shares of Voting Common Stock	$196,880

Kenneth Mumma, Director (7)	25 shares of 10% Series A Preferred Stock (8)	$250,000

Robert Philips, named executive officer	2 shares of 10% Series A Preferred Stock (8)	$20,000

(1)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities as they were purchased through his company, Lewisburg Capital Limited.

(2)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 37,166 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(3)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 59,963 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on February 17, 2017.

(4)
In connection with this purchase, Mr. Way also received immediately exercisable warrants to purchase 556 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(5)
In connection with this purchase, Mr. Zuckerman also received immediately exercisable warrants to purchase 18,585 shares of the Bank’s Voting Common Stock at an exercise price of $3.50 per share. Such warrants expire on June 30, 2016.

(6)	Mr. Sickler purchased such shares jointly with his wife.

(7)	Mr. Mumma purchased such shares jointly with his wife.

(8)	In June 2009, all outstanding shares of 10% Series A Preferred Stock were redeemed for shares of Voting Common Stock of the Bank and warrants to purchase Voting Common Stock of the Bank.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Trading Market for Common Stock

There is no established public trading market for the Bank’s Voting Common Stock or Class B Non-Voting Common Stock.  Neither the Bank’s Voting Common Stock nor its Class B Non-Voting Common Stock is actively traded nor listed for trading on any securities exchange.  The Bank does not anticipate that its shares will be listed on any stock exchange or quoted on any electronic bulletin board or system.  Furthermore, there are no brokerage firms that act as a market maker in the Bank’s Voting Common Stock or Class B Non-Voting Common Stock. Consequently, information on current stock trading prices is not readily available. The Bank currently acts as its own transfer agent, but it does not make a market in its securities, nor does it attempt to negotiate prices for trades of such securities. An active trading market in the Bank’s Voting Common Stock and Class B Non-Voting Common Stock may not develop within the foreseeable future.

Market Price of Common Stock

As of October 31, 2010,  there were 354 shareholders of record, 17,102,234 outstanding shares of the Bank’s Voting Common Stock, 5,159,166 outstanding shares of the Bank’s Non-Voting Common Stock, 1,653,834 outstanding warrants and 1,959,490 options to purchase Voting Common Stock of the Bank.

The below chart shows the high and low sale prices known by management to have occurred, or bid quotations on  the Pink Sheets, of the Bank for the periods indicated.

Quarter ended	High (1)	Low (1)

September 30, 2010	$3.93	$3.50
June 30, 2010	$3.76	$3.50
March 31, 2010	$5.50	$3.76

December 31, 2009	$5.25	$4.00
September 30, 2009	$5.00	$5.00
June 30, 2009	$3.55	$3.50
March 31, 2009	$4.00	$2.00

December 31, 2008	$4.00	$4.00
September 30, 2008	$6.00	$3.00
June 30, 2008	$7.10	$5.10
March 31, 2008	--(2)	--(2)

(1)
These ranges are limited only to those transactions known by management to have occurred, based primarily on individual trades of which management may have become aware, or quotations on the Pink Sheets.  There may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.

(2)	We do not know of any trades that occurred during this period.

Dividends on Common Stock

Effective December 15, 1999, the Bank’s board of directors declared a 25% stock split effected in the nature of a stock dividend. The Bank has not paid any cash dividends on the Bank’s shares. Presently, the Bank is not authorized to pay cash dividends on its shares.

Dividend payments made by the Bank to its shareholders are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the Federal Reserve Board.

The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of a bank is less than the amount of its capital, the bank shall, until surplus is equal to such amount, transfer to surplus an amount which is at least ten percent of the net earnings of such bank for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of a bank is less than fifty percent of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Banking Department until such surplus is equal to fifty percent of such bank’s capital.

Under the Federal Reserve Act, if losses have at any time been sustained by a bank equal to or in excess of its undivided profits then on hand, no dividend shall be made; no dividends shall ever be made in an amount greater than a bank’s net profit less losses and bad debts. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by a bank in any calendar year, including the proposed cash dividend, exceeds the total of such bank’s net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, if any. The Federal Reserve Board and the Pennsylvania Banking Department each has the authority under the Federal Reserve Act to prohibit the payment of cash dividends by a bank when it determines such payment to be an “unsafe or unsound banking practice” under the then existing circumstances.

The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank that is in default of any assessment of the FDIC.

The Federal Reserve Board and the FDIC have formal and informal policies, which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Federal banking laws further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized.

The Bank does not have any accumulated net earnings, and so, under the foregoing restrictions, the Bank is not presently permitted to pay dividends.

Further, under a Memorandum of Understanding (“MOU”) among the Federal Reserve Board, the Pennsylvania Banking Department and the Bank, the Bank may not declare or pay any dividends that would cause its capital ratios to fall below the higher of the minimum levels for a “well capitalized” classification under Prompt Corrective Action standards pursuant to the Federal Deposit Insurance Act, or the internal ratios set in the Bank’s capital plan without the prior written approval of the Pennsylvania Department of Banking.

WHERE YOU CAN FIND MORE INFORMATION

The Bank’s Common Stock is not registered with any federal or state securities or banking regulator, and neither entity currently makes periodic securities filings with any regulator.

The Bank files quarterly reports of condition on Form FFIEC 041 (“Call Reports”) with the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, PA 19106-1574.  The Call Reports are publicly available from the FDIC’s Internet website at http://www2.fdic.gov/idasp/main.asp or the Federal Financial Institutions Examination Council Internet website at https://cdr.ffiec.gov/public/.  If you wish to obtain a printed copy of an individual Call Report facsimile for periods prior to 2001, please contact the FDIC Public Information Center for ordering instructions and current fees by E-Mail at publicinfo@fdic.gov, by telephone at 877-688-3342 or 703-562-2200, or by fax at 703-562-2296.  You may contact the National Technical Information Service (“NTIS”), a branch of the U.S.  Department of Commerce), at 800-363-2068 or 703-605-6000 to obtain all available Call Reports for a specific period on magnetic tape, cartridge, or CD-ROM format, at a cost.  NTIS has a website for ordering products at http://www.ntis.gov.  Use the Site Index at the bottom to find products in the Banking Information category.  Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates.  The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council.  These instructions in most, but not all, cases follow U.S. GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board.  The Call Reports are not incorporated by reference and are not a part of this proxy statement.  While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure, the reports nevertheless provide important information concerning the Bank.  In addition to filing Call Reports, the Bank has delivered Audited Financial Statements to its shareholders each year, as well as proxy statements together with notices of each annual meeting.

The Bank is not subject to the informational requirements of the Exchange Act, and is not therefore required to file reports or other information with the SEC pursuant to the Exchange Act.  The Bank maintains a website (http://www.customersbank.com) where you may find additional information about the Bank.  The information contained in the website is not incorporated by reference and is not a part of this proxy statement.

In accordance with Section 20.1 of its bylaws, the Bank has enclosed with this proxy statement its audited Annual Report for the fiscal year ended December 31, 2009, its unaudited quarterly financial statements for the fiscal quarter ended June 30, 2010, and unaudited balance sheet and income statement for the fiscal quarter ended September 30, 2010.  The Bank’s unaudited interim financial statements for the period ending September 30, 2010 will be available at the Annual Meeting, or once ready, at the Bank’s website – www.customersbank.com.  The Bank will also send a copy without charge to any shareholder who makes written request to Investor Relations, 1015 Penn Ave. Suite 103, Wyomissing, Pennsylvania 19610.

OTHER BUSINESS

We do not presently know of any business other than that described above to be presented to the shareholders for action at the meeting.  Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

ANNEX A

NEW CENTURY BANK
MANAGEMENT STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE

1.1           GENERAL.  The purpose of this Plan is to promote the success and enhance the value of New Century Bank, any future holding company of the Bank and their successors (the “Bank”), by linking the personal interests of executive and senior management-level employees of the Bank to those of shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation is largely dependent.

ARTICLE 2
EFFECTIVE DATE AND TERM

2.1           EFFECTIVE DATE.  The Plan will be effective as of the date it is approved by the shareholders of the Bank.

2.2           TERM.  Unless sooner terminated by the Board, the Plan shall terminate on the Plan Termination Date, and no Offers may be made under the Plan thereafter.  The termination of the Plan shall not affect any Offer that is outstanding on the termination date, without the consent of the Participant.

ARTICLE 3
DEFINITIONS AND CONSTRUCTION

3.1           DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)           “Bank” means New Century Bank.

(b)           “Board” means the Board of Directors of the Bank.

(c)           “Change in Control” means:

(1)           there occurs a merger, consolidation or other business combination or reorganization to which the Bank is a party, whether or not approved in advance by the Board of Directors of the Bank, in which (A) the members of the Board of Directors of the Bank immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Bank immediately before such transaction do not hold more than fifty  percent (50%) of the voting power of securities of the resulting corporation;

(2)           There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank to another entity, whether or not approved in advance by the Board of Directors of the Bank (for purpose of this Agreement, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale);

(3)           A plan of liquidation or dissolution is adopted for the Bank; or

(4)           Any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), as if such provisions were applicable to the Bank, other than the holders of shares of the Bank’s common stock in existence on the date of the Opening for Business, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Bank, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

(e)           “Committee” means the Compensation Committee of the Board.

(f)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(g)           “Offer” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a the price of one dollar ($1.00) per share during an Offering Period.

(h)           “Offer Agreement” means a writing, in such form as the Committee in its discretion shall prescribe, evidencing an Offer.

(i)           “Offering Period” means a specified period of time during which a Participant may accept an Offer by purchasing up to that number of shares of Stock to which the offer relates.

(j)           “Participant” means a person who has been granted an Offer under the Plan.

(k)           “Plan” means the New Century Bank Management Stock Purchase Plan as set forth herein.

(l)           “Plan Termination Date” means the date that is ten (10) years after the Effective Date.

(m)           “Stock” means the voting common stock of New Century Bank and such other securities of New Century Bank which may be substituted for Stock pursuant to Article 8.

ARTICLE 4
ADMINISTRATION

4.1           COMMITTEE; BOARD APPROVAL.  The Plan shall be administered by the Committee.  Notwithstanding any other provision of the Plan, during any period in which the Bank may be subject to the Exchange Act, either: (i) the Committee shall consist of at least two individuals and each member of the Committee shall qualify as a Non-Employee Director; or (ii) (A) at least two members of the Committee must qualify as Non-Employee Directors, (B) any member of the Committee who does not qualify as a “Non-Employee Director” may not participate in any action of the Committee with respect to any Offer awarded under the Plan, and (C) the Plan shall be deemed to be administered by the full Board, the actions of the Committee under the Plan shall be deemed merely advisory to the Board, and the Board’s approval shall be required for all actions of the Committee under the Plan, including without limitation the grant of each Offer.  To the extent necessary or desirable (as may be determined by the Board from time to time) each member of the Committee shall also qualify as an “outside director” under Section 162(m) of the Code.  The members of the Committee shall meet such additional criteria as may be necessary or desirable to comply with regulatory or stock exchange rules or exemptions.  The Bank will pay all reasonable expenses of the Committee.

4.2           AUTHORITY OF COMMITTEE.  Subject to any specific designation in the Plan, the Committee (or the Board, in cases where the Board administers the Plan pursuant to Section 4.1) has the exclusive power, authority and discretion to:

(a)           Designate Participants to receive Offers;

(b)           Determine the type or types of Offers to be granted to each Participant;

(c)           Determine the number of shares of Stock to which an Offer will relate;

(d)           Determine the Offering Period with respect to any Offer;

(e)           Amend, modify, or terminate any outstanding Offer, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Offer without the Participant’s consent under any other provision of the Plan.

(f)           Determine whether, to what extent, and under what circumstances the exercise price of an Offer may be paid in, cash, Stock or other property, or an Offer may be canceled, forfeited, or surrendered;

(g)           Decide all other matters that must be determined in connection with an Offer;

(h)           Establish, adopt, revise, amend or rescind any guidelines, rules and regulations as it may deem necessary or advisable to administer the Plan; and

(i)           Interpret the terms of, and rule on any matter arising under, the Plan or any Offer;

(j)           make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(k)           Retain counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties under the Plan.

4.3           DECISIONS BINDING.  The Committee’s interpretation of the Plan, any Offers granted under the Plan, and all decisions and determinations by the Committee with respect to the Plan shall (if approved or ratified by the Board during any period when the Board is deemed to administer the Plan pursuant to Section 4.1) be final, binding, and conclusive on all parties and any other persons claiming an interest in any Offer or under the Plan.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1           NUMBER OF SHARES.  Subject to adjustment provided in Section 8.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be seven hundred thousand (700,000).

5.2           LAPSED OFFERS.  To the extent that an Offer terminates, is cancelled, expires, lapses or is forfeited for any reason, shares of Stock subject to the Offer will not be available for the grant of another Offer under the Plan.

5.3           STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Offer may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1           ELIGIBILITY.  Employees who hold executive and other senior management-level positions with the Bank shall be potentially eligible to receive Offers under the Plan.  In making determinations regarding the potential eligibility of any employee, the Committee may take into account the nature of the services rendered by such employee, his or her present and potential contributions to the Bank's success and such other factors as the Committee in its discretion shall deem relevant.

6.2           ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals those to whom Offers shall be granted and shall determine the nature and amount of each Offer.  No individual shall have any right to be granted an Offer under this Plan.

ARTICLE 7
OFFERS

7.1           GENERAL.  The Committee is authorized to grant Offers to Participants on the following terms and conditions:

(a)           EXERCISE PRICE.  The exercise price per share of Stock under an Offer shall be one dollar ($1.00).

(b)           OFFERING PERIOD.  The Offering Period with respect to an Offer must begin and end within the same calendar year.

(c)           VESTING CONDITIONS.  Shares of Stock acquired by a Participant upon exercise of an Offer shall be subject to forfeiture and non-transferable until the first to occur of (i) a Change in Control within seven (7) years following the beginning of the Offering Period, (ii) the completion of an acquisition by the Bank of another Federal Deposit Insurance Corporation-insured institution or its assets in a transaction constituting a Change in Control for such other institution (determined for such purposes as if “Bank” in the definition of “Change in Control” were the other institution) within seven (7) years following the beginning of the Offering Period, or (iii) the Participant’s death while in the employ of the Bank.  The shares of Stock acquired by the Participant shall be redeemed by the Bank in exchange for one dollar ($1.00) per share if his or her employment is terminated prior to the occurrence of one of the  vesting events described in the preceding sentence.

(d)           TRANSFERABILITY.  Each Offer granted under the Plan shall, by its terms, not be transferable otherwise than by will or the laws of descent and distribution.  No right or interest of a Participant in any Offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any Offer for any reason.

(e)           PAYMENT.  An Offer shall be exercised by giving a written notice to the Chief Executive Officer of the Company stating the number of shares of Stock with respect to which the Offer is being exercised and containing such other information as the Committee may require and by tendering payment therefore with a cashier's check, certified check, or with existing holdings of Stock held for more than six months.  The right to acquire the shares pursuant to an Offer shall terminate if payment for the shares is not made prior to the close of the Offering Period.

(f)           STOCK CERTIFICATES.  Notwithstanding anything herein to the contrary, the Bank shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Offers, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded as well as the terms of this Plan and any other terms, conditions or restrictions that may be applicable.  All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

EVIDENCE OF GRANT.  All Offers shall be evidenced by an Offer Agreement.  The Offer Agreement shall include such additional provisions as may be specified by the Committee which are not inconsistent with the provisions of this Section 7.1.

ARTICLE 8
CHANGES IN CAPITAL STRUCTURE

8.1           GENERAL.

(a)           SHARES AVAILABLE FOR GRANT.  In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Offers shall be appropriately adjusted.  In the event of any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Offers may be granted as the Committee may deem appropriate.

(b)           OUTSTANDING OFFERS – INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION.  Subject to any required action by the shareholders of the Bank, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Bank, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Offer (by rounding up or down to the next whole number of shares) and the purchase price per share of Stock of each such Offer.

(c)           OUTSTANDING OFFERS – CERTAIN MERGERS.  Subject to any required action by the shareholders of the Bank, in the event that the Bank shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Offer outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Offer would have received in such merger or consolidation.

(d)           OUTSTANDING OFFERS – CERTAIN OTHER TRANSACTIONS.  In the event of (i) a dissolution or liquidation of the Bank, (ii) a sale of all or substantially all of the Bank's assets, (iii) a merger or consolidation involving the Bank in which the Bank is not the surviving corporation or (iv) a merger or consolidation involving the Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which the Bank is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(1)           cancel, effective immediately prior to the occurrence of such event, each Offer outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Offer was granted an amount in cash, for each share of Stock subject to such Offer, respectively, equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the purchase price per share of such Offer; or

(2)           provide for the exchange of each Offer outstanding immediately prior to such event (whether or not then exercisable) for an Offer with respect to, as appropriate, some or all of the property for which such Stock is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price or value of the Offer, or the number of shares or amount of property subject to the Offer, or, if appropriate, provide for a cash payment to the Participant to whom such Offer was granted in partial consideration for the exchange of the Offer, or any combination thereof.

(e)           OUTSTANDING OFFERS – OTHER CHANGES.  In the event of any other change in the capitalization of the Bank or corporate change other than those specifically referred to in this Article, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Offers outstanding on the date on which such change occurs and in the per share exercise price of each Offer as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)           NO ADDITIONAL SHAREHOLDER APPROVAL REQUIRED IN CERTAIN CASES.  Except to the extent required by applicable law, no adjustment in the number of shares subject to outstanding Offers, and no adjustment in the number of shares available for grant under this Plan, shall require additional shareholder approval, and all such future adjustments shall be deemed approved by the approval of this Plan, to the extent that such adjustment, whether automatic or discretionary, is proportional to and accompanies an equivalent adjustment in the number of shares held by the Bank’s shareholders.

(g)           NO OTHER RIGHTS.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Bank or any other corporation.  Except as expressly provided in the Plan, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Offer or the exercise price of any Offer.

ARTICLE 9
AMENDMENT, MODIFICATION, AND TERMINATION

9.1           AMENDMENT, MODIFICATION, AND TERMINATION.  At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that the Board shall not, without the affirmative vote of the holder of a majority of the shares of each class of voting stock of the Bank, make any amendment which would (i) abolish the Committee without designating such other committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, (ii) except strictly as and to the extent provided in this Plan and permitted by applicable law, increase the maximum number of shares of Stock for which Offers may be granted under the Plan, (iii) amend the formula for determination of the exercise price of Offers, (iv) extend the term of the Plan, and (v) amend the requirements as to the employees eligible to receive Offers; and further provided that no other amendment shall be made without shareholder approval to the extent shareholder approval is necessary to comply with any applicable law, regulations or stock exchange rule.

9.2           OFFERS PREVIOUSLY GRANTED.  Except as otherwise provided in the Plan, including without limitation, the provisions of Article 8, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Offer previously granted under the Plan, without the written consent of the Participant.

ARTICLE 10
GENERAL PROVISIONS

10.1           NO RIGHTS TO OFFERS.  No Participant, employee, or other person shall have any claim to be granted any Offer under the Plan, and neither the Bank nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

10.2           NO STOCKHOLDERS RIGHTS.  No Offer gives the Participant any of the rights of a stockholder of the Bank unless and until shares of Stock are in fact issued to such person in connection with such Offer.

10.3           WITHHOLDING.  The Bank shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Bank, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  A Participant may elect to have the Bank withhold from those shares of Stock that would otherwise be received upon the exercise of any Offer, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Bank’s applicable federal, state, local and foreign income and employment tax withholding obligations.

10.4           NO RIGHT TO EMPLOYMENT OR SERVICES.  Nothing in the Plan or any Offer Agreement shall interfere with or limit in any way the right of the Bank or any of its affiliates or subsidiaries to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Bank.

10.5           INDEMNIFICATION.  To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Bank and any of its applicable subsidiaries from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s or any of its applicable subsidiaries’ Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank or any of its applicable subsidiaries may have to indemnify them or hold them harmless.

10.6           GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Bank to transfer shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Bank shall be under no obligation to register, under the Securities Act of 1933, as amended, or any other federal or state securities laws, any of the shares of Stock transferred under the Plan.  If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, or applicable state laws, the Bank may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

10.7           GOVERNING LAW.  The Plan and the terms of all Offers shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to rules of choice of law or conflict of laws, except to the extent such laws may be pre-empted by the federal laws of the United States of America.

ANNEX B

NEW CENTURY BANK
2010 STOCK OPTION PLAN

ARTICLE 1
PURPOSE

1.1           GENERAL.  The purpose of this Plan is to promote the success and enhance the value of New Century Bank, and any future holding company of the Bank and their successors (the “Bank”) by linking the personal interests of employees, officers, executives and Non-Employee Directors of the Bank to those of Bank shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation is largely dependent.

ARTICLE 2
EFFECTIVE DATE AND TERM

2.1           EFFECTIVE DATE.  The Plan shall be effective as of the date it was adopted by the Board (the “Effective Date”).  However, no Option shall be exercisable unless and until the Plan is approved by the shareholders of the Bank.

2.2           TERM.  Unless sooner terminated by the Board, the Plan shall terminate on the Plan Termination Date, and no Options may be granted under the Plan thereafter.  The termination of the Plan shall not affect any Option that is outstanding on the termination date, without the consent of the Participant.

ARTICLE 3
DEFINITIONS AND CONSTRUCTION

3.1           DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)           “Bank” means New Century Bank.

(b)           “Board” means the Board of Directors of the Bank.

(c)           “Capital Raising Transaction” means the sale of equity securities of the Bank pursuant to the offering described in the Confidential Private Offering Memorandum dated January 20, 2010 (as supplemented by the Supplement thereto dated January 21, 2010), and any subsequent sale of equity securities, or subsequent offering of equity securities in connection with an acquisition or business combination, the result of which it to increase the tangible net worth of the Bank.

(d)           “Cause” means actions of or failure to act by a Participant which would authorize the forfeiture of fringe benefits or other remuneration under his or her written contract of employment with the Bank or, if there is no written contract of employment, (l) the willful material failure to perform the duties to the Bank required of the Participant (other than any such failure resulting from incapacity due to physical or mental illness of the Participant or material changes in the direction and policies of the Board of Directors of Bank), if such failure continues for fifteen (15) days after a written demand for substantial performance is delivered to the Participant by the Bank which specifically identifies the manner in which it is believed that the Participant has failed to attempt to perform his duties hereunder; (2) the willful engaging by the Participant in misconduct materially injurious to the Bank; (3) receipt by the Bank of a notice (which shall not have been appealed by the Participant  or shall have become final and non-appealable) of any governmental body or entity having jurisdiction over the Bank requiring termination or removal of the Participant from his then present position, or receipt of a written directive or order of any governmental body or entity having jurisdiction over the Bank (which shall not have been appealed by Participant or shall have become final and non-appealable) requiring termination or removal of the Participant from his then present position; or (4) personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty involving personal profit or conviction of a felony.  For purposes of this paragraph, no act, or failure to act, on the Participant's part shall be considered ''willful'' unless done or omitted to be done by the Participant in bad faith and without reasonable belief that his action or omission was in the best interest of Bank.  Any act or omission to act by the Participant in reliance upon a written opinion of counsel to Bank shall not be deemed to be willful.

(e)           “Change in Control” means:

(1)           There occurs a merger, consolidation or other business combination or reorganization to which the Bank is a party, whether or not approved in advance by the Board of Directors of the Bank, in which (A) the members of the Board of Directors of the Bank immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Bank immediately before such transaction do not hold more than fifty  percent (50%) of the voting power of securities of the resulting corporation;

(2)           There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank to another entity, whether or not approved in advance by the Board of Directors of the Bank (for purpose of this Agreement, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale);

(3)           A plan of liquidation or dissolution is adopted for the Bank; or

(4)           Any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), as if such provisions were applicable to the Bank, other than the holders of shares of the Bank’s common stock in existence on the date of the Opening for Business, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Bank, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

(f)            “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

(g)           “Committee” means the Compensation Committee of the Board.

(h)           "Employee" shall mean an individual who is an employee of the Bank under general common law principles. An individual who is an "Employee," as so defined, may also be a member of the Board or the Board of Directors of the Bank (but not a Non-Employee Director).

(i)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(j)           “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined in accordance with the requirements of Section 422 of the Code.

(k)           “Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code.

(l)           “Non-Employee Director” means a member of the Board who is not an Employee.

(m)           “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods.

(n)           “Option Agreement” means a writing, in such form as the Committee in its discretion shall prescribe, evidencing an Option.

(o)           “Participant” means a person who has been granted an Option under the Plan.

(p)           “Plan” means the New Century Bank 2010 Stock Option Plan as set forth herein.

(q)           “Plan Termination Date” means the date that is ten (10) years after the Effective Date.

(r)           “Stock” means the voting common stock of New Century Bank and such other securities of New Century Bank which may be substituted for Stock pursuant to Article 8.

ARTICLE 4
ADMINISTRATION

4.1           COMMITTEE; BOARD APPROVAL.  The Plan shall be administered by the Committee.  Notwithstanding any other provision of the Plan, during any period in which the Bank may be subject to the Exchange Act, either: (i) the Committee shall consist of at least two individuals and each member of the Committee shall qualify as a Non-Employee Director; or (ii) (A) at least two members of the Committee must qualify as Non-Employee Directors, (B) any member of the Committee who does not qualify as a “Non-Employee Director” may not participate in any action of the Committee with respect to any Option awarded under the Plan, and (C) the Plan shall be deemed to be administered by the full Board, the actions of the Committee under the Plan shall be deemed merely advisory to the Board, and the Board’s approval shall be required for all actions of the Committee under the Plan, including without limitation the grant of each Option.  To the extent necessary or desirable (as may be determined by the Board from time to time) each member of the Committee shall also qualify as an “outside director” under Section 162(m) of the Code.  The members of the Committee shall meet such additional criteria as may be necessary or desirable to comply with regulatory or stock exchange rules or exemptions.  The Bank will pay all reasonable expenses of the Committee.

4.2           AUTHORITY OF COMMITTEE.  Subject to any specific designation in the Plan, the Committee (or the Board, in cases where the Board administers the Plan pursuant to Section 4.1) has the exclusive power, authority and discretion to:

(a)           Designate Participants to receive Options;

(b)           Determine the type or types of Options to be granted to each Participant;

(c)           Determine the number of shares of Stock to which an Option will relate;

(d)           Determine the terms and conditions of any Option granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Option, any restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)           Amend, modify, or terminate any outstanding Option, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Option without the Participant’s consent under any other provision of the Plan.

(f)           Determine whether, to what extent, and under what circumstances the exercise price of an Option may be paid in, cash, Stock or other property, or an Option may be canceled, forfeited, or surrendered;

(g)           Prescribe the form of each Option Agreement, which need not be identical for each Participant;

(h)           Decide all other matters that must be determined in connection with an Option;

(i)           Establish, adopt, revise, amend or rescind any guidelines, rules and regulations as it may deem necessary or advisable to administer the Plan; and

(j)           Interpret the terms of, and rule on any matter arising under, the Plan or any Option Agreement;

(k)           Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(l)           Retain counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties under the Plan.

4.3           DECISIONS BINDING.  The Committee’s interpretation of the Plan, any Options granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan shall (if approved or ratified by the Board during any period when the Board is deemed to administer the Plan pursuant to Section 4.1) be final, binding, and conclusive on all parties and any other persons claiming an interest in any Option or under the Plan.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1           NUMBER OF SHARES.  Subject to adjustment provided in Section 8.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be the that number representing fifteen percent (15%) of the outstanding shares of capital stock of the Bank as of the Effective Date; provided that such number shall be increased, as and when unexercised options and warrants to acquire capital stock of the Bank outstanding as of the Effective Date are exercised or anti-dilution obligations become performable by the Bank, by fifteen percent (15%) of the shares of capital stock that become outstanding as a result of such exercises or the honoring of such anti-dilution rights; and provided, further, that the total number of shares available for grant under the Plan shall not exceed the lesser of (a) ten million (10,000,000) shares or (b) fifteen percent (15%) of the number of shares of Stock and Class B Non-Voting Common Stock issued in consideration of cash or other property after December 31, 2009 by the Bank and any successor bank or holding company.

5.2           LAPSED OPTIONS.  To the extent that an Option terminates, is cancelled, expires, lapses or is forfeited for any reason, any shares of Stock subject to the Option will again be available for the grant of an Option under the Plan.

5.3           STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4           LIMITATION ON NUMBER OF SHARES SUBJECT TO OPTIONS.  Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 8.1, but subject to any restrictions of applicable law and the other terms and conditions of the Plan, the maximum number of shares of Stock with respect to Options may be granted to any one Participant during a fiscal year of the Bank shall be six million, six hundred and sixty-six thousand, six hunred and sixty-seven (6,666,667) shares.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1           ELIGIBILITY.  Employees shall be potentially eligible to receive Options under the Plan.  In making determinations regarding the potential eligibility of any Employee, the Committee may take into account the nature of the services rendered by such Employee, his or her present and potential contributions to the Bank's success and such other factors as the Committee in its discretion shall deem relevant.

6.2           ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals those to whom Options shall be granted and shall determine the nature and amount of each Option.  No individual shall have any right to be granted an Option under this Plan.

ARTICLE 7
STOCK OPTIONS

7.1           GENERAL.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)           EXERCISE PRICE.  The exercise price per share of Stock under an Option shall not be less than the Fair Market Value as of the date of grant.

(b)           TERM OF OPTION.  No Option shall be exercisable after the date that is 10 years from the date it is granted.

(c)           TIME AND CONDITIONS OF EXERCISE. Options shall be exercisable only to the extent provided below.

(1)           A Participant shall have a vested right to exercise an Option upon the first to occur of (A) the fifth (5th) one (1)-year anniversary of the Capital Raising Transaction to which it relates, (B) a Change in Control, (C) the Participant’s termination of employment without Cause, (D) the Participant’s death, or (E) such other event as the Committee shall specify in the Option Agreement as necessary to comply with the Bank’s obligations under an employment agreement with the Participant.  All unvested Options shall be forfeited upon the Participant’s termination of employment for Cause or as a result of his or her voluntary resignation from employment.

(2)           Notwithstanding the achievement of a vested right to exercise pursuant to paragraph (1) above, an Option shall be exercisable only when (a) if the Stock under the Option is not listed on a national stock market or other national securities quotation system at the time the Option is granted, the “Fully Diluted Tangible Book Value” (as hereinafter defined) of the Stock first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock per share as of the date of grant of the option, or, if after the date of grant the Stock under the Option becomes listed on a national stock market or other national securities quotation system, the Fair Market Value of the Stock per share first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock as of the date of grant of the option, or (b) if the Stock under the Option is listed on a national stock market or other national securities quotation system at the time the Option is granted, the trading price of such Stock as quoted by such stock market or quotation system equals or exceeds one hundred and fifty percent (150%) of the Fair Market Value of the Stock per share as of the date of the grant of the option.  For this purpose, the Fully Diluted Tangible Book Value of the Stock shall be determined as (A) the amount derived by dividing the common shareholders’ equity, minus intangible assets and goodwill, by the number of shares of common stock outstanding, (B) assuming that all outstanding option and warrants to acquire stock are then exercised, and (C) assuming performance of all anti-dilution obligations under such options and warrants and other anti-dilution agreements as of the date of determination.  If the condition set forth in this paragraph (2) is satisfied prior to the achievement of a vested right to exercise an Option pursuant to paragraph (1) above, the Option shall be exercisable immediately upon achievement of a vested right to exercise pursuant to paragraph (1).

(3)           Nothing in this subsection (c) shall be construed to extend the exercise period of any Option beyond the tenth (10th) anniversary of the date of its grant.

(d)           TRANSFERABILITY.  Each Option granted under the Plan shall, by its terms, not be transferable otherwise than by will or the laws of descent and distribution.  No right or interest of a Participant in any Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any Option for any reason.  Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Options (but not Incentive Stock Options) may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.  Options so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Options pursuant to this Section 7.1(d).  Options which are transferred pursuant to this Section 7.1(d) shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant (for example, such Options shall terminate automatically, upon the termination of employment or service as a Director of the Participant for Cause).

(e)           PAYMENT.  An Option shall be exercised by giving a written notice to the Chief Executive Officer of the Company stating the number of shares of Stock with respect to which the Option is being exercised and containing such other information as the Committee may require and by tendering payment therefore with a cashier's check, certified check, or with existing holdings of Stock held for more than six months. In addition, if the terms of a Stock Option so provide, the optionee may pay the exercise price by directing the Company to withhold from those shares of Common Stock that would otherwise be received upon the exercise of the Stock Option that number of shares of Common Stock having an aggregate fair market value as of the date of exercise equal to the Stock Option’s exercise price, or the applicable portion of the Stock Option’s exercise price if the Stock Option is not exercised in full.  The shares of Common Stock so withheld shall not be deemed to have been issued for purposes of the aggregate-share limitation set forth in Section 4, above.

(f)           STOCK CERTIFICATES.  Notwithstanding anything herein to the contrary, the Bank shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Options, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded as well as the terms of this Plan and any other terms, conditions or restrictions that may be applicable.  All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(g)           EVIDENCE OF GRANT.  All Options shall be evidenced by an Option Agreement.  The Option Agreement shall include such additional provisions as may be specified by the Committee which are not inconsistent with the provisions of this Section 7.1.

7.2           INCENTIVE STOCK OPTIONS. Incentive Stock Options granted under the Plan must comply with the following additional rules, which in case of conflict shall control over other provisions of this Plan that might otherwise be applicable:

(a)           INDIVIDUAL DOLLAR LIMITATION.  The aggregate Fair Market Value (determined as of the time an Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed one hundred thousand dollars ($100,000) or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Options that are not Incentive Stock Options.

(b)           TEN PERCENT OWNERS.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of allo classes of Stock of the Bank only if such Option is granted at a price that is not less than 100% of the Fair Market Value on the date of grant and the Option is exercisaable for no more than five years from the date of grant.

(c)           RIGHT TO EXERCISE.  During a Paticipant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8
CHANGES IN CAPITAL STRUCTURE

8.1           GENERAL.

(a)           SHARES AVAILABLE FOR GRANT.  In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Options shall be appropriately adjusted.  In the event of any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Options may be granted as the Committee may deem appropriate.

(b)           OUTSTANDING OPTIONS – INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION.  Subject to any required action by the shareholders of the Bank, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Bank, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Option and the exercise price per share of Stock of each such Option.

(c)           OUTSTANDING OPTIONS – CERTAIN MERGERS.  Subject to any required action by the shareholders of the Bank, in the event that the Bank shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Option outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Option would have received in such merger or consolidation.

(d)           OUTSTANDING OPTIONS – CERTAIN OTHER TRANSACTIONS.  In the event of (i) a dissolution or liquidation of the Bank, (ii) a sale of all or substantially all of the Bank's assets, (iii) a merger or consolidation involving the Bank in which the Bank is not the surviving corporation or (iv) a merger or consolidation involving the Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which the Bank is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(1)           cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Option was granted an amount in cash, for each share of Stock subject to such Option, respectively, equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the exercise price of such Option; or

(2)           provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option with respect to, as appropriate, some or all of the property for which such Stock is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price or value of the option, or the number of shares or amount of property subject to the option, or, if appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option, or any combination thereof.

(e)           OUTSTANDING OPTIONS – OTHER CHANGES.  In the event of any other change in the capitalization of the Bank or corporate change other than those specifically referred to in this Article, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options outstanding on the date on which such change occurs and in the per share exercise price of each Option as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)           NO ADDITIONAL SHAREHOLDER APPROVAL REQUIRED IN CERTAIN CASES.  Except to the extent required by applicable law, no adjustment in the number of shares subject to outstanding Options, and no adjustment in the number of shares available for grant under this Plan, shall require additional shareholder approval, and all such future adjustments shall be deemed approved by the approval of this Plan, to the extent that such adjustment, whether automatic or discretionary, is proportional to and accompanies an equivalent adjustment in the number of shares held by the Bank’s shareholders.

(g)           NO OTHER RIGHTS.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Bank or any other corporation.  Except as expressly provided in the Plan, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Option or the exercise price of any Option.

ARTICLE 9
AMENDMENT, MODIFICATION, AND TERMINATION

9.1           AMENDMENT, MODIFICATION, AND TERMINATION.  At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that the Board shall not, without the affirmative vote of the holder of a majority of the shares of each class of voting stock of the Bank, make any amendment which would (i) abolish the Committee without designating such other committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, (ii) except strictly as and to the extent provided in this Plan and permitted by applicable law, increase the maximum number of shares of Stock for which Options may be granted under the Plan, (iii) amend the formula for determination of the exercise price of Options, (iv) extend the term of the Plan, and (v) amend the requirements as to the employees eligible to receive Options; and further provided that no other amendment shall be made without shareholder approval to the extent shareholder approval is necessary to comply with any applicable law, regulations or stock exchange rule.

9.2           OPTIONS PREVIOUSLY GRANTED.  Except as otherwise provided in the Plan, including without limitation, the provisions of Article 8, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant.

ARTICLE 10
GENERAL PROVISIONS

10.1           NO RIGHTS TO OPTIONS.  No Participant, employee, or other person shall have any claim to be granted any Option under the Plan, and neither the Bank nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

10.2           NO STOCKHOLDERS RIGHTS.  No Option gives the Participant any of the rights of a stockholder of the Bank unless and until shares of Stock are in fact issued to such person in connection with such Option.

10.3           WITHHOLDING.  The Bank shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Bank, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  A Participant may elect to have the Bank withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Bank’s applicable federal, state, local and foreign income and employment tax withholding obligations.

10.4           NO RIGHT TO EMPLOYMENT OR SERVICES.  Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Bank or any of its affiliates or subsidiaries to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Bank.

10.5           INDEMNIFICATION.  To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Bank and any of its applicable subsidiaries from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s or any of its applicable subsidiaries’ Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank or any of its applicable subsidiaries may have to indemnify them or hold them harmless.

10.6           FRACTIONAL SHARES.  No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

10.7           GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Bank to transfer shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Bank shall be under no obligation to register, under the Securities Act of 1933, as amended, or any other federal or state securities laws, any of the shares of Stock transferred under the Plan.  If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, or applicable state laws, the Bank may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

10.8           GOVERNING LAW.  The Plan and the terms of all Options shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to rules of choice of law or conflict of laws, except to the extent such laws may be pre-empted by the federal laws of the United States of America.

ANNEX C

NEW CENTURY BANK
BONUS RECOGNITION AND RETENTION PROGRAM

Effective January 1, 2011

ARTICLE I
PURPOSE

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of New Century Bank and its Subsidiaries that are Employers under this Plan from time to time.

ARTICLE II
DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the context,  the following phrases and terms shall have the indicated meanings:

2.1 “Annual Deferral Account” means, with respect to an individual who is a Participant for a given Plan Year, an unfunded account established on the books of the Company to record the notional investment and reinvestment of the deferred Bonus, the Matching Amount, and any earnings thereon, as described in Section 4.4 below.  Such accounts will be established for each Plan Year in which an individual actively participates in the Plan.

2.2 “Beneficiary” means the person or persons designated as such under a valid Beneficiary Designation Form. For purposes of the preceding sentence the term “person” shall include an individual, trust and estate. In default of a valid Beneficiary Designation Form, a Participant’s Beneficiary shall be his or her estate.

2.3 “Beneficiary Designation Form” means such form as shall be prescribed from time to time by the Committee for purposes of permitting a Participant to specify who should receive the balance in his or her Annual Deferral Account(s) in the event of his or her death prior to the receipt thereof.  No such form shall be valid unless it is signed and filed with the Committee (or its designee) prior to the death of a Participant.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus” means the amount payable to an individual with respect to any relevant calendar year, other than regular salary, wages and perquisites, under such incentive compensation plan or other bonus program established by the Company.

2.6 “Cause” means actions of or failure to act by a Participant which would authorize the forfeiture of fringe benefits or other remuneration under his or her written contract of employment with the Employer or, if there is no written contract of employment, (i) the willful material failure to perform the duties to the Employer required of the Participant (other than any such failure resulting from incapacity due to physical or mental illness of the Participant or material changes in the direction and policies of the Board of Directors of Company), if such failure continues for fifteen (15) days after a written demand for substantial performance is delivered to the Participant by the Employer which specifically identifies the manner in which it is believed that the Participant has failed to attempt to perform his duties hereunder; (ii) the willful engaging by the Participant in misconduct materially injurious to the Company; (iii) receipt by the Employer of a notice (which shall not have been appealed by the Participant  or shall have become final and non-appealable) of any governmental body or entity having jurisdiction over the Employer requiring termination or removal of the Participant from his then present position, or receipt of a written directive or order of any governmental body or entity having jurisdiction over the Employer (which shall not have been appealed by Participant or shall have become final and non-appealable) requiring termination or removal of the Participant from his then present position; or (iv) personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty involving personal profit or conviction of a felony.  For purposes of this paragraph, no act, or failure to act, on the Participant's part shall be considered ''willful'' unless done or omitted to be done by the Participant in bad faith and without reasonable belief that his action or omission was in the best interest of Employer.  Any act or omission to act by the Participant in reliance upon a written opinion of counsel to the Employer shall not be deemed to be willful.

2.7 “Change in Control” means (a) there occurs a merger, consolidation or other business combination or reorganization to which the Company is a party, whether or not approved in advance by the Board of Directors, in which (i) the members of the Board of Directors immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (ii) the shareholders of the Bank immediately before such transaction do not hold more than fifty  percent (50%) of the voting power of securities of the resulting corporation; (b) there occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Company to another entity, whether or not approved in advance by the Board of Directors (for purpose of this Plan, a sale of more than one-half of the branches of the Company would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale); (c) a plan of liquidation or dissolution is adopted for the Company; or (d) during any 12-month period, any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), as if such provisions were applicable to the Company, other than the holders of shares of the Company’s common stock immediately prior to the commencement of such 12-month period, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Company, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

2.8 “Code” means the Internal Revenue Code of 1986, as amended and as the same may hereafter be amended.

2.9 “Committee” means the compensation committee of the Board or such other committee as may be appointed by the Board to administer this Plan.  Such term also includes the whole Board to the extent it takes action with respect to administrative or operational matters relating to the Plan.

2.10 “Common Stock” means the voting common stock of the Company, or such other securities of the Company as may be substituted therefor.

2.11 “Company” means New Century Bank, a Pennsylvania bank, and any successor thereto.

2.12 “Deferral Election” means an irrevocable election by a Participant, on a form prescribed by the Committee, to defer receipt of a portion of his or her Bonus for a given calendar year.

2.13 “Disability” means a physical or mental impairment with respect to which a Participant qualifies for permanent disability benefits under his or her Employer’s long-term disability plan, or, if such Participant does not participate in such a plan, such an impairment that qualifies as “permanent and total disability” under Code Section 22(e)(3).

2.14 “Effective Date” means January 1, 2011.

2.15 “Employee” means an individual who is a common law employee of any Employer.

2.16 “Employer” means the Company and/or any Subsidiary of the Company that has been selected by the Board as eligible to have certain of its management and highly compensated personnel participate in the Plan.

2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as the same may hereafter be amended.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended and as the same may hereafter be amended.

2.19 “Fair Market Value” means, with respect to Common Stock, (a) if the Common Stock is readily tradable on an established securities market, the closing price on the date of determination, or the last trading day preceding the date of determination if the date of determination is not a trading date, or (b) if the Common Stock is not readily tradable on an established securities market, the value determined by application of a reasonable valuation method selected by the Committee.

2.20  “Matching Amount” means, with respect to the amount of a Bonus deferred for any year by a Participant, an amount equal to 100% of such deferred Bonus amount.

2.21 “Participant” means an individual who (i) has executed and timely filed a Deferral Election Form with the Committee  (or its designee) and (ii) remains an Employee or,  if not, has a balance standing to his or her credit in one or more Annual Deferral Accounts. Such term also includes a deceased Participant’s Beneficiary, who is entitled to a Plan benefit, until such benefit is paid.

2.22 “Payment Election” means an election, on a form prescribed by the Committee, by a Participant as to when the vested balance in one of his or her Annual Deferral Accounts shall be paid.  A separate Payment Election shall be made with respect to each Deferral Election and shall be subject to the same timing requirements and revocation restrictions as the corresponding Deferral Election pursuant to Section 3.2 below.

2.23 “Plan” means the New Century Bank Bonus Recognition and Retention Program as evidenced by this document and as the same may hereafter be amended.

2.24 “Plan Year” means a calendar year, or such other fiscal year as may be designated by the Board from time to time.

2.25 “Retirement” means the voluntary Separation from Service by a Participant on or after attainment of age sixty-five (65).

2.26 “Securities Act” means the Securities Act of 1933, as amended and as the same may hereafter be amended.

2.27 “Separation from Service,” in the case of any Participant with respect to his or her Employer, shall have the same meaning as the meaning set forth in regulations promulgated by the United States Treasury Department under Section 409A of the Code.

2.28 “Subsidiary” means a subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of the corporation to which reference is being made.

2.29 “Year of Service” means a one-year period of continuous employment by one or more Employers.

ARTICLE III
SELECTION.  ELIGIBILITY AND ENROLLMENT

3.1 Selection and Eligibility of Participants: Participation in the Plan shall be limited to a select group of management and highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, the Employees who shall be eligible to participate in the Plan from time to time. The Company’s Chief Executive Officer shall at all times be deemed eligible to participate in the Plan.

3.2 Enrollment Requirements.  As a condition of Plan participation, each selected Employee shall annually (or more frequently)  complete and return to the Committee (or its designee) such forms as it may prescribe from time to time.  Each Deferral Election shall be filed no later than, and shall be irrevocable after, December 31 prior to the calendar year with respect to which any portion of the relevant Bonus may be earned; provided, however, that in the event an Employee is hired during a Plan Year and is designated as being eligible to participate for such year, such Employee may commence participation for such year by filing a Deferral Election within thirty (30) days of employment, which election shall be irrevocable after such thirtieth (30th) day.  Each eligible Employee must file a new Deferral Election for each year with respect to which he or she desires to defer receipt of a portion of a Bonus.

ARTICLE IV
PLAN CONTRIBUTIONS AND INVESTMENTS

4.1 Bonus Deferral.  A Participant may elect to defer receipt of not less than 25%, nor more than 50%, of his or her Bonus payable with respect to each year of participation.

4.2 Allocation of Deferred Bonus.  That number of shares of Common Stock having a Fair Market Value equal to the portion of the Bonus deferred by a Participant, measured as of the date on which such portion of the Bonus would have been paid to the Participant but for the deferral, shall be allocated and recorded to an Annual Deferral Account established by the Company for the year of deferral.

4.3 Allocation of Matching Amount.  At the same time that shares of Common Stock are allocated to an Annual Deferral Account for a Participant pursuant to Section 4.3 above, a Matching Amount, in the form of the same number of shares of Common Stock so allocated, shall be allocated and recorded by the Company to such Annual Deferral Account.

4.4 Notional Investments; Reinvestment of Earnings.  No trust or other segregated fund shall be established to hold deferred Bonus amounts, Matching Amounts, or shares of Common Stock allocated to Annual Deferral Accounts for Participants pursuant to Section 4.2 and Section 4.3 above.  Shares of Common Stock allocated to Annual Deferral Accounts shall reflect merely the notional investment of Participants’ deferred Bonus amounts and their respective Matching Amounts.  To the extent that a cash dividend is paid with respect to the Common Stock, each Annual Deferral Account shall be adjusted to reflect the notional reinvestment of such dividend on the dividend payment date in additional shares of Common Stock as if the amount of the dividend had been paid on that number of shares then allocated to the Annual Deferral Account.  Similarly, to the extent that a stock dividend is paid with respect to the Common Stock, each Annual Deferral Account shall be increased by that number of additional shares of Common Stock which would have been paid on that number of shares then allocated to the Annual Deferral Account.

4.5 Effect on Deferral Election Upon Certain Terminations of Employment.  In the event a Participant files a Deferral Election and subsequently terminates as an Employee prior to the date Bonuses are paid for the relevant year, the Deferral Election filed for such year shall be administered as provided in this section in lieu of any otherwise applicable provision of this Plan document.  In such event,  if (a) he or she is entitled to a Bonus notwithstanding such termination and (b) the termination of employment is described in Section 5.2, 5.3 or 5.5 or occurs following the event described in Section 5.4, then such Bonus and the related Matching Amount shall be distributed to such individual or his or her Beneficiary in (i) cash or (ii) shares of Common Stock of equivalent Fair Market Value as of the date such Bonus would otherwise be paid in cash, at the Committee’s election, within 60 days following the date such year’s Bonuses are paid.

ARTICLE V
VESTING

5.1 In General.  A Participant shall become 100% vested in an Annual Deferral Account on the fifth anniversary of the date of the initial allocations to such account, provided, he or she remains continuously employed by an Employer from the date of such initial allocations to such fifth anniversary date.

5.2 Death; Disability.  Notwithstanding the provisions of Section 5.1, in the event of the death of a Participant or the termination of the Participant’s employment by reason of Disability, he or she will thereupon become 100% vested in each of his or her Annual Deferral Accounts.

5.3 Retirement.  Notwithstanding the provisions of Section 5.1, in the event of the Retirement of a Participant, he or she will thereupon become 100% vested in each of his or her Annual Deferral Accounts.

5.4 Change in Control.  Notwithstanding the provisions of Section 5.1, a Participant shall become 100% vested in each of his or her Annual Deferral Accounts upon the occurrence of a Change in Control.

5.5 Involuntary Termination.  Notwithstanding the provisions of Section 5.1, in the event a Participant is involuntarily terminated as an Employee, other than for Cause, prior to the attainment of 100% vesting in any of his or her Annual Deferral Accounts, he or she shall become 100% vested in each of the otherwise non-vested accounts.

5.6 Termination for Cause; Certain Voluntary Termination. In the event a Participant is terminated as an Employee for Cause or voluntarily terminates as an Employee (other than by reason of Retirement) prior to the attainment of 100% vesting in an Annual Deferral Account, then, in either case, he or she shall forfeit the balance in each such non-vested account.

ARTICLE VI
DISTRIBUTION OF BENEFITS

6.1 Distribution In General.  Following the occurrence of an event occasioning a distribution, the vested portion of a Participant’s Annual Deferral Account shall be paid to him or her or, in the case of death, his or her Beneficiary.  The number of days within which payment shall be made shall be as set forth in Section 6.3.

6.2 Events Occasioning Distribution.  For purposes of Section 6.1, each of the following shall be an event occasioning a distribution with respect to a relevant Annual Deferral Account:

(a) If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon 100% vesting therein and satisfies the provisions of Section 5.1, such event shall be the fifth anniversary of the initial funding of such account.

(b) If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon his or her Separation from Service and he or she experiences a Separation from Service after having previously satisfied the provisions of Section 5.1, such event shall be the date of such Separation from Service.

(c) If a Participant dies or Separates from Service by reason of Disability, such event shall be the date of Separation from Service.

(d) In the event of the Retirement of a Participant, such event shall be the date of Retirement.

(e) If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon 100% vesting therein and a Change in Control occurs,  such event shall be the date of the Change in Control.

(f) If a Participant has in effect a valid Payment Election with respect to such account providing for its distribution upon Separation from Service and he or she experiences a Separation from Service after having previously become 100% vested therein by reason of a Change in Control, such event shall be the date of such termination.

(g) If a Participant is involuntarily terminated under circumstances described in Section 5.5, such event shall be the date of such Separation from Service.

(h) In the absence of a valid Payment Election with respect to an Annual Deferral Account, the Participant shall be deemed to have made an election to provide for distribution of such account upon 100% vesting therein.

6.3 Time of Distribution.  Distributions of vested benefits from Annual Deferral Accounts shall be made within ninety (90) days following an event described in Section 6.2 as directed by the Company, but in no event later than March 15 of the calendar year following the calendar year in which such event occurs.

6.4 Mode of Distribution.  All Plan distributions shall be made in one lump sum in Common Stock, except to the extent that cash is to be distributed pursuant to Section 4.5(i) above.

ARTICLE VII
ADDITIONAL OPERATIONAL PROVISIONS

7.1 Status of Participants as Creditors.  Participants in the Plan shall be general unsecured creditors of each relevant Employer with respect to their Plan benefits, and they shall have no right to or interest in any specific asset of the Company or any Employer.  This Plan shall at all times be an “unfunded plan” for purposes of the Code and ERISA.

7.2 Income and Other Tax Withholding.  By agreeing to participate in the Plan, each Participant authorizes the Employer to make such tax withholdings with respect to amounts paid or distributed to him or to her pursuant to the Plan as may be necessary to discharge its tax withholding obligations.  Except to the extent that cash is distributed to a Participant pursuant to Section 4.5(i) above, tax withholding shall be funded by means of a reduction in the number of shares of Common Stock distributable to a Participant or Beneficiary by that number of shares having a Fair Market Value on the distribution date equal to the minimum amount of taxes required to be withheld and the Employer’s satisfaction of that amount through cash deposits.

ARTICLE VIII
ADMINISTRATION

8.1 In General.  The Plan shall be administered from time to time by the Committee.

8.2 Meetings and Action.  The Committee shall hold such meetings at such times as it deems necessary or appropriate for the proper and efficient management and operation of the Plan.  Notices of meetings shall be given as provided in guidelines adopted by the Committee or as otherwise specified in relevant documents pertaining thereto.  Unless otherwise provided in such documents, a majority of the members of the Committee shall constitute a quorum for holding a meeting, and binding action may be taken by a vote of a majority of those Committee members present at such meeting.

8.3 Administration of Plan; Interpretation of Plan Document.  The Committee shall administer the Plan in accordance with the terms of this Plan document insofar as it is consistent with the provisions of applicable law, including, without limitation, ERISA. In connection with such administration, it may adopt such rules of interpretation as may be necessary or appropriate to facilitate the proper and nondiscriminatory administration of the Plan.

8.4 Binding Effect of Committee Actions and Determinations. Unless overridden by the Board, any action taken or determination made by the Committee shall be final and binding on the person affected; provided, however, that, prior to taking any action or making any determination that may be adverse, in whole or in part, to any person, the Committee shall accord such person the right to be heard with respect to such matter. The procedures to be followed in connection therewith shall be governed by a claims procedure established for such purpose and consistent with the claims procedure provisions of ERISA.

8.5 Liability of Committee Members.  No member of the Committee shall be personally liable for any act or failure to act in connection with the good faith administration of the Plan.  Unless prohibited by law or the Company’s by-laws, in the event any such member is nonetheless held so liable by a court of competent jurisdiction or otherwise, the Company shall indemnify such member and hold him or her harmless from any and all liability imposed with respect to such administration, including, without limitation, compensatory and punitive damages, professional fees, and other related out-of-pocket expenses.

ARTICLE IX
MISCELLANEOUS MATTERS

9.1 Amendment and Termination.  The Plan may be amended from time to time and may be terminated at any time by appropriate action of the Board; provided, however, that no such action shall be taken which (i) would adversely affect the rights of Plan Participants with respect to their then Annual Deferral Accounts, or (ii)  requires shareholder approval under applicable law until such approval is secured .  In the event of Plan termination or the suspension of Plan contributions, Participants may be required to satisfy the Plan’s vesting requirements, as set forth herein, as a condition of receiving a distribution from a given Annual Deferral Account.

9.2 No Right to Continued Employment.  Participation in the Plan shall not give any Participant the right to remain in the employ of his or her Employer or any company affiliated with such Employer, nor shall such participation limit in any respect the right of such Employer to terminate the Participant’s employment at any time and for any reason.

9.3 No Right to Continued Participation.  Except in the case of the Company’s Chief Executive Officer, participation in the Plan with respect to one Plan Year shall not give the Participant the right to participate in the Plan in any future year.

9.4 Plan Independent of Other Plans and Arrangements. This Plan is independent of and shall not be affected by (a) any other plans of deferred compensation which may be maintained by the Company or any of its Subsidiaries from time to time, or (b) any deferred compensation arrangements to which a Participant may be a party.

9.5 Certain Securities Law Matters.

(a) Distribution of Plan benefits may be suspended or modified to the extent necessary to comply with any applicable federal or state securities law.

(b) Shares of Common Stock distributed from the Plan may be marked with such legend as the Company, after consultation with counsel, deems necessary or appropriate to comply with any applicable federal or state securities or other law.

9.6 Recovery.  Plan benefits shall be subject to recovery by the Company under any clawback, recovery, recoupment or similar policy hereafter adopted by the Company, whether in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or otherwise as required by law.

9.7 Captions.  The captions of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be considered in the construction hereof.

9.8 Number.  Words used herein in the singular shall include the plural, as clearly appropriate, and vice versa.

9.9 Applicable Law.  Except to the extent provided herein or otherwise preempted by federal law, this Plan document shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

9.10 Effective Date.  This Plan shall become effective as of the date specified in Section 2.14.

ANNEX D

ARTICLES OF AMENDMENT

NEW CENTURY BANK

Commonwealth of Pennsylvania
Department of Banking

Pursuant to the provisions of Chapter 15 of the Banking Code of 1965 (Act No. 356 of 1965, as amended), NEW CENTURY BANK, desiring to amend its Articles of Incorporation hereby states that:

Article I.       The name of the Institution is: New Century Bank.

Article II.      The location and post office address of its principal place of business is 99 Bridge Street, Phoenixville, PA 19460.

Article III.     The Institution was incorporated on March 25, 1994, under the provisions of the Banking Code of 1965, as amended.

Article IV.     The Amendment to the Articles of Incorporation hereinafter set forth was adopted at the annual meeting of the shareholders of the Institution held at the Institution’s headquarters at the Crowne Plaza Hotel, 1741 Papermill Road, Reading,  Pennsylvania, on December 9, 2010, written notice of the time, place, and purpose of this meeting having been mailed on November 24, 2010, to each shareholder of record on October 31, 2010.

Article V.       At the time of this Annual Meeting of the Shareholders of the Institution, there were 17,102,234 shares of Common Stock of the Institution entitled to vote on the amendment.

Article VI.     At the time of the Annual Meeting of the Shareholders, ______________ shares of Common Stock of the Institution were voted for the proposed amendment, ______________ shares of Common Stock of the Institution were voted against the proposed amendment, and _______________shares of Common Stock of the Institution abstained.

Article VII.    The Resolution adopted by the shareholders providing for the amendment was as follows:

RESOLVED, that the Articles of Incorporation of New Century Bank (the “Bank”) be amended and restated in their entirety to read as set forth in Annex D to the Bank’s proxy statement, mailed on November 24, 2010 for the annual meeting of shareholders of the Bank held on December 9, 2010, with such further changes as the Bank’s regulators may require and such other changes consistent with the general intent of these resolutions as the Board of Directors of the Bank may hereafter authorize.

Article VIII.    The Articles of Incorporation, amended and restated to give effect to the amendment set forth herein, are as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

TO THE DEPARTMENT OF BANKING OF
THE COMMONWEALTH OF PENNSYLVANIA:

In compliance with the requirements of the Pennsylvania Banking Code of November 30, 1965, P.L. 847, as amended, the undersigned hereby states that:

ARTICLE I

Name and Place of Business

Section 1 The name of the institution is Customers Bank (the “Bank”).

Section 2 The location and post office address of its principal place of business are at 99 Bridge Street, Phoenixville, PA 19460.

ARTICLE II

Purpose and Term

Section 1 The institution is incorporated for the purpose of receiving deposits, making loans and generally transacting all business permitted to a bank, as defined in the Banking Code of 1965, as amended, and under any present or future laws of the Commonwealth of Pennsylvania.

Section 2 The Bank is to have perpetual existence.

Section 3 The institution is incorporated under the provisions of the Banking Code of 1965, as amended.

ARTICLE III

Capitalization

Section 1 The total number of shares of all capital stock which the Bank shall have the authority to issue is 101,000,000 shares of capital stock consisting of:

(a)	100,000,000 shares of common stock, par value $1.00 per share, to be allocated, except as otherwise set forth herein, as follows:

(i)	75,000,000 shares of Voting Common Stock, par value $1.00 per share (“Voting Common Stock”); and

(ii)	25,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share (“Class B Non-Voting Common Stock”), with the terms set forth in Article IV hereof;

Notwithstanding the foregoing, the Bank’s Board of Directors is hereby authorized and vested with the authority to change the allocation of authorized common stock in its discretion, such that the board may, at any time, without further approval by the shareholders of the Bank, increase the number of authorized shares of Voting Common Stock by the number of authorized but unissued shares of Class B Non-Voting Common Stock, and the board may increase the number of authorized shares of Class B Non-Voting Common Stock by the number of authorized but unissued shares of Voting Common Stock.

(b)
1,000,000 shares of Preferred Stock in one or more series, any series having such par value or no par value as may be determined by the Bank’s Board of Directors from time to time as more fully provided in this Article.

Section 2 The Bank’s Board of Directors is hereby authorized and vested with the exclusive authority to establish one or more additional series of common stock and one or more series of preferred stock, without further approval by the shareholders of the Bank, but nevertheless subject to compliance with provisions of applicable law including without limitation applicable provisions of the Pennsylvania Banking Code.

Section 3 As to any series of common or preferred stock hereafter established by the Bank’s Board of Directors, whether or not the shares in such series have par value and, if so, the par value, whether or not the shares in such series have voting rights and if so whether such voting rights are full, limited, multiple or fractional, and the designations, preferences, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights attributable to the shares in such series, shall be as may be established and changed from time to time by a resolution or resolutions providing for the issue of such shares, in each case adopted by the Bank’s Board of Directors.  Without limiting the foregoing, the Board of Directors shall have authority to establish any and all of the following:

(a)	The distinctive serial designation and the number of shares constituting any series;

(b)
The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and. if so from which date(s) the payment date(s) for dividends and the participating or other special rights, if any, with respect to dividends;

(c)	The voting powers, full or limited, if any, or shares of such series;

(d)	Whether the shares of such series shall be redeemable and. if so, the price(s) at which, and the terms and conditions of which, such shares may be redeemed;

(e)	The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Bank;

(f)
Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)
Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Bank and, if so. the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any. at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)	The price or other consideration for which the shares of such series shall be issued;

(i)
Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock;

(j)	Preferences as to dividends or assets which are prior or subordinate to or on parity with any other class or series; and

(k)
Designations, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights, including, but not limited to, voting rights, which are greater or lesser than or equal to those of any other class or series, whether or not the other shares are issued or outstanding at the time when the Board of Directors acts to determine them.

Section 4 Any of the terms of a class or series of preferred stock may be made dependent upon facts ascertainable outside of these articles, or outside of the resolution or resolutions providing for the issue of such shares adopted by the Board of Directors pursuant to the authority vested in the Board of Directors by this Article, provided that the manner in which the facts will operate upon the terms of the class or series is set forth in the resolution or resolutions providing for the issue of such shares adopted by the Board of Directors.

Section 5 No shareholder of any class of capital stock or any series of any class of capital stock shall have a pre-emptive right to purchase, pro rata or otherwise, additional shares of any class or series of capital stock or any other security of the Bank.

Section 6 The Board of Directors, in its sole discretion, has authority to sell any treasury stock and/or authorized but unissued stock or other securities of the Bank, or any options, warrants or other rights to purchase any of the foregoing, upon such terms as the Board of Directors deems advisable.

ARTICLE IV

Class B Non-Voting Common Stock

Section 1 Definitions.  As used herein with respect to the Class B Non-Voting Common Stock:

(a)	“Conversion Agent” shall mean the Transfer Agent acting in it’s capacity as conversion agent for the Class B Non-Voting Common Stock, and its successors and assigns.

(b)	“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Class B Non-Voting Common Stock, end its successors and assigns or any other registrar duly appointed by the Bank.

(c)
“Transfer Agent” means any transfer agent appointed by the Bank, acting as each of Transfer Agent, Registrar, paying agent and Conversion Agent for the Class B Non-Voting Common Stock, and its successors and assigns, including any successor transfer agent appointed by the Bank.  The Bank may act as its own transfer agent.

Section 2 Ranking.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Bank, holders of Voting Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount per share of all the assets of the Bank of whatever kind available for distribution to holders of Voting Common Stock, after the rights of the holders of preferred stock have been satisfied.

Section 3  Dividends and Other Distributions.  The holders of the Voting Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Bank’s Board of Directors.  In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Voting Common Stock or Class B Non-Voting Common Stock unless the shares of Voting Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Voting Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Voting Common Stock shall only be entitled to receive shares of Voting Common Stock.

Section 4  Voting Rights.  Except as otherwise required by law, herein or as otherwise provided in any statement of designations for any series of common or preferred stock, the holders of Voting Common Stock shall exclusively possess all voting power and each share of Voting Common Stock shall be entitled to one vote, and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock, with respect to the modification of the terms of such stock or a dissolution, shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.

Section 5  Other Rights, Preferences and Privileges.  Except as expressly provided in this Article IV, the rights, preferences and privileges of the Voting Common Stock and Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

Section 6  Redemptions.  The Class B Non-Voting Common Stock shall not be redeemable either at the Bank’s option or at the option of holders at any time.  The Class B Non-Voting Common Stock shall not be subject to any sinking fund or other obligations to redeem, repurchase or retire the Class B Non-Voting Common Stock.

Section 7  Listing; Registration.  In the event the Bank lists the Voting Common Stock on any national securities exchange or quotation system or registers the Voting Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), it shall also list the shares of Class B Non-Voting Common Stock at the same time, to the extent such listing or registration is permitted and reasonably feasible.  To the extent that a conversion of the Class B Non-Voting Common Stock to Voting Common Stock requires, as a condition thereto, the registration of additional shares of Voting Common Stock under the Securities Act, the Bank shall take such action as may be required to complete such registration on or before the effective date of such conversion.

Section 8  Reservation of Voting Common Stock.

(a)
The Bank shall at all times reserve and keep available out of its authorized and unissued Voting Common Stock, solely for issuance upon the conversion of shares of Class B Non-Voting Common Stock as provided in this Article IV, free from any preemptive or other similar rights, such number of shares of Voting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Class B Non-Voting Common Stock then outstanding.  The conversion of authorized Class B Non-Voting Common Stock to authorized Voting Common Stock in accordance with these articles or any agreement with a holder of Class B Non-Voting Common Stock shall, so long as it is effective, be deemed to comply with the foregoing obligation.

(b)	All shares of Voting Common Stock delivered upon conversion of the Class B Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable.

Section 9  Transfer Agent Registrar, Paying Agent and Conversion Agent.  The duly appointed Transfer Agent; Registrar, paying agent and Conversion Agent for the Class B Non-Voting Common Stock shall initially be StockTrans.  The Bank may, in its sole discretion, remove the Transfer Agent; provided that the Bank shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10  Miscellaneous.

(a)
The Bank will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the conversion of shares of Class B Non-Voting Common Stock into shares of Voting Common Stock; provided, however, that the Bank shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Voting Common Stock or other securities or property in a name other than that of the holder of Class B Non-Voting Common Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Bank the amount of any such tax or established, to the reasonable satisfaction of the Bank, that such tax has been paid.

(b)
Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)	The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(d)
If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications limitations and restrictions thereof unless so expressed herein.

(e)
The Class B Non-Voting Common Stock shall have the rights, designations, preferences and limitations set forth in this Article IV and in any statement of designations hereafter adopted by the Bank’s Board of Directors, provided that any modification that would significantly and adversely affect the rights of holders of the Class B Non-Voting Common Stock shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.  All prior statements of designation with respect to the Class B Non-Voting Common Stock are superseded in their entirety by the provisions of these articles.

ARTICLE V

Ownership Limitation

Section 1 Except as provided in Article V, Section 2, no shareholder may have Holdings (as defined in Section 4 of this Article) of shares that exceed twenty-five percent (25%) of the issued and outstanding shares of Common Stock.

Section 2 Upon the resolution of at least two-thirds of the Board of Directors, the restriction imposed by Article V, Section 1 may be waived with respect to the Holdings of any shareholders.

Section 3 If any shareholder acquires Holdings which cause the violation of the restriction contained in Article V, Section 1, the Board of Directors may (i) terminate all voting rights attributable to the shares owned beneficially by such shareholder (the “Substantial Shareholder”) during the time that Article V, Section 1 is being violated; (ii) commence litigation to require the divestiture of such amount of the shares so that after such divestiture the shareholder would no longer be in violation of the restriction contained in Article V, Section 1; or (iii) take such ether action as is appropriate under the circumstances.

Section 4 A shareholder’s Holdings, as such term is used in this Article V are:  (i) the Common Stock the shareholder owns of record; (ii) the Common Stock to which the shareholder has direct or indirect beneficial ownership and (iii) the Common Stock owned of record or beneficially (as defined in this Section) by other shareholder(s) acting together with the shareholder as a group for the purpose of acquiring, holding or disposing of Common Stock (such group is hereinafter referred to as a “Shareholder Group”).  The Board of Directors may use, but is not necessarily limited to, the following indicia to determine “beneficial ownership”:  the effect of stock ownership by a person’s spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder’s ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants, grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the common stock of the Bank; and stock dividends.  The Board of Director’s determination of the existence and membership of a Shareholder Group, of a shareholder’s Holdings and of the record are conclusive, absent proof of bad faith.

Section 5 This Article V may not be amended unless approved by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Stock of the Bank.

ARTICLE VI

Control Transactions

Section 1 Section 1610 of the Banking Code of 1965 (relating to the right  of shareholders to receive payment for shares following a control transaction) shall not apply to the institution.

ARTICLE VII

[Omitted.]

ARTICLE VIII

Acquisition Offers

Section 1 The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Bank’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant or pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the Bank;

(b) whether a more favorable price could be obtained for the Bank’s securities in the future;

(c) the social and economic effects of the offer or transaction on this Bank and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(d) the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Bank and any of its subsidiaries and the other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(e) the value of the securities (if any) which the offeror is offering in exchange for the Bank’s securities, based, on an analysis of the worth of the Bank as compared to the corporation whose securities are being offered;

(f) any antitrust or other legal and regulatory issues that are raised by the offer.

Section 2 If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; or obtaining a more favorable offer from another individual or entity.

Section 3 This Article VIII may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

ARTICLE IX

Special Voting and Concurrence Provision

Section 1 The Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Section 2 No merger, consolidation, liquidation or dissolution of the Bank nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Bank shall be valid unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

Section 3 This Article IX may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

– 0 – 0 – 0 –

IN TESTIMONY WHEREOF, the undersigned has caused these Articles of Amendment to be signed by its Chief Operating Officer and its corporate seal, duly attested by its Secretary, to be hereunto affixed this ____ day of December, 2010.

ATTEST: (Corporate Seal) By: ____________________________ Gertrude M. Hackney Secretary	NEW CENTURY BANK By: ______________________________ Richard A. Ehst President & Chief Operating Officer

Balance Sheet and Income Statement
as of September 30, 2010 and
for three and nine months ended
September 30, 2010 and 2009
(unaudited)

NEW CENTURY BANK D/B/A CUSTOMERS BANK
UNAUDITED BALANCE SHEETS
(dollars in thousands, except per share data)
	September 30,	December 31,
	2010	2009
ASSETS

Cash and due from banks	$7,751	$4,171
Interest earning deposits	112,027	58,978
Federal funds sold	30,073	5,658

Cash and cash equivalents	149,851	68,807
Securities available for sale, at fair value	11,261	44,588
Loans receivable, net of allowance for loan losses for 2010 $14,621; 2009 $10,032	636,481	220,266
Loans receivable covered under FDIC loss sharing arrangements, net	161,208	-
Total loans, net	797,689	220,266
FDIC indemnification asset	36,531	-
Bank premises and equipment, net	4,811	2,719
Restricted stock, at cost	4,380	2,026
Bank owned life insurance	5,154	4,955
Other real estate owned	8,677	1,155
Accrued interest receivable and other assets	6,210	5,244
Total assets	$1,024,564	$349,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing	$68,435	$18,502
Interest bearing	835,910	295,425

Total deposits	904,345	313,927
Borrowings	11,000	11,000
Subordinated debt	2,000	2,000
Accrued interest payable and other liabilities	11,288	1,330

Total liabilities	928,633	328,257

Stockholders’ equity:
Preferred stock, par value $1,000 per share; 0 shares issued
and outstanding in 2010 and 2009	-	-
Common stock, par value $1.00 per share;
40,500,000 shares authorized; shares issued and
outstanding; 2010 22,261,400; 2009 - 5,522,706	22,261	5,522
Surplus	63,109	29,243
Retained earnings (accumulated deficit)	10,646	(13,229)
Accumulated other comprehensive loss	(85)	(33)

Total stockholders’ equity	95,931	21,503

Total liabilities and stockholders’ equity	$1,024,564	$349,760

NEW CENTURY BANK D/B/A CUSTOMERS BANK
UNAUDITED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$9,204	$3,116	$17,900	$8,996
Securities, taxable	115	321	933	729
Securities, non-taxable	22	42	88	149
Other	125	11	219	29

Total interest income	9,466	3,490	19,140	9,903

Interest expense:
Deposits	3,111	1,340	6,656	4,224
Borrowed funds	92	91	276	370
Subordinated debt	17	38	49	130

Total interest expense	3,220	1,469	6,981	4,724

Net interest income	6,246	2,021	12,159	5,179

Provision for loan losses	4,075	1,000	9,547	9,130

Net interest (loss) income after provision for loan losses	2,171	1,021	2,612	(3,951)

Non-interest income:
Service fees	266	21	456	301
Warehouse transaction fees	780	-	1,483	-
Bank owned life insurance	59	58	175	171
Bargain purchase gains on bank acquisitions	38,517	-	38,517	-
Gains on sales of investment securities	35	54	1,111	222
Other than temporary impairment charge on investment securities	-	-	-	(15)
Other	266	39	346	112
Total non-interest income	39,923	172	42,088	791

Non-interest expense:
Salaries and employee benefits	7,552	1,244	10,773	2,823
Occupancy	601	317	1,234	947
Technology, communication and bank operations	1,049	234	1,759	689
Advertising and promotion	239	94	567	191
Professional services	795	117	1,493	307
FDIC assessments, taxes and regulatory fees	463	225	1,078	702
Loan workout and other real estate owned	531	251	1,174	726
Other	312	114	609	380

Total non-interest expense	11,542	2,596	18,687	6,765

Income(loss) before tax expense	30,552	(1,403)	26,013	(9,925)
Income tax expense	2,138	-	2,138	-
Net income (loss)	$28,414	$(1,403)	$23,875	$(9,925)

Basic Earnings (loss) per share	$1.31	$(0.29)	$1.35	$(3.33)

Diluted Earnings (loss) per share	$1.30	$(0.29)	$1.34	$(3.33)

REVOCABLE PROXY
New Century Bank

Annual Shareholders’ Meeting December 9, 2010

Proxy is Solicited on Behalf of the Board of Directors of New Century Bank

The undersigned shareholder(s) of New Century Bank (the “Bank”) hereby appoints, Jay Sihdu and Gertrude M. Hackney as proxies, each with the power to appoint his substitute (such proxies together with any duly appointed substitute, “Proxies”), and hereby authorized each of them with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Bank held of record by the undersigned on October 31, 2010, at the Bank’s Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, December 9, 2010, at the Crowne Plaza Hotel, 1741 Papermill Road, Reading,  Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE

Address Change/Comments

Please indicate below whether or not you will be attending the 2010 Annual  Meeting.
□ Yes, I am planning on attending the 2010 Annual Meeting. Number attending ____.
□ No, I will not be attending the 2010 Annual Meeting.

(continued and signed on the reverse side)

Please indicate below your vote for the following proposals:					Please mark your vote as indicated in this sample	X

	FOR	Withhold Authority	*Exceptions		FOR	Against	Abstain
1. ELECTION OF DIRECTORS To vote for the election of all nominees below The Board recommends a vote FOR proposal #1.	□	□	□	2. To approve and ratify the New Century Bank Management Stock Purchase Plan. The Board recommends a vote FOR proposal #2.	□	□	□
Nominees C Class – Term to expire in 2012: 01: Kenneth B. Mumma 02: Daniel K. Rothermel 03: John R. Miller *Exceptions: ______________________________				3. To approve and ratify the New Century Bank 2010 Stock Option Plan. The Board recommends a vote FOR proposal #3.	□	□	□
				4. To approve and ratify the New Century Bank Bonus Recognition and Retention Program. The Board recommends a vote FOR proposal #4.	□	□	□
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee’s name in the space provided below.)
5. To approve the amendment and restatement of New Century Bank’s Articles of Incorporation to change the Bank’s name to Customers Bank, increase the number of authorized shares of the Bank’s common stock and designate the terms of Class B Non-Voting Common Stock.
The Board recommends a vote FOR proposal #5.

					□	□	□

				6. To ratify the appointment of ParenteBeard LLC as independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010. The Board recommends a vote FOR proposal #6.	□	□	□

This proxy, when properly executed, will be voted in accordance with the directions give by the undersigned shareholder.  In the absence of other directions, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5 and 6 and upon such other matters as may properly come before the meeting in accordance with the best judgment of the Proxies.

Signature(s):_____________________________________Signature(s):_____________________________________Date:        , 2010.
Please sign exactly as name appears.  When shares are held by joint tenants, both should sign.  When signing as attorney-in-fact, execute, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by president or other authorized office.  If a partnership, please sign partnership name by an authorized person.  If a limited liability company, please sign company name by an authorized person.

For the audited Annual Report for the fiscal year ended December 31, 2009, see the Registration Statement on Form S-1 (File No. 333-166225), filed with the U.S. Securities and Exchange Commission on July 2, 2010.

For the unaudited quarterly financial statements for the fiscal quarter ended June 30, 2010, see the Free Writing Prospectus (File No. 333-166225), filed with the U.S. Securities and Exchange Commission on September 10, 2010.